SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.3 )


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                             Visual Data Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount previously paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

                             VISUAL DATA CORPORATION


                  NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 7, 2004

      The 2004 Annual Meeting of the Shareholders of Visual Data Corporation will be held at 2 p.m., local time, at the Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Tuesday, December 7, 2004. At the 2004 Annual Meeting, you will be asked to vote on the following matters:


      1. To elect a Board of Directors consisting of five members, which may subsequently be increased to nine members if Proposal 5, Proposal 6 and Proposal 7 are approved.

      2. To ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Visual Data.

      3. To approve an amendment to our 1996 Stock Option Plan increasing the number of shares available for issuance under the plan.

      4. To approve the cancellation of outstanding options granted and the re-granting of those options to the option holders.

      5. To approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data upon the conversion of shares of Series A-10 Convertible Preferred Stock and the 8% senior secured convertible notes.

      6. To approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data in the Onstream Merger.

      7. To approve new employment agreements for executive officers following the Onstream Merger, the granting of options to certain members of management and the payment of severance benefits.

      8. To approve an amendment to our Articles of Incorporation changing the name of our company to Onstream Media Corporation.

      9. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors recommends that you vote FOR Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6, Proposal 7 and Proposal 8.


      Only shareholders of record, as shown by the transfer books of Visual Data at the close of business on October 8, 2004, will be entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the 2004 Annual Meeting will be available for examination by any shareholder for the proper purpose during normal business hours at our offices for a period of at least 10 days preceding the 2004 Annual Meeting.

      The audio portion of the meeting will be webcast on www.vdat.com/investors in real time, enabling shareholders who are not in attendance to listen-only to the meeting as it is being held.

      All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, we ask that as promptly as possible you mark, sign, date and return the enclosed proxy card in the postage pre-paid envelope provided. Shareholders attending the 2004 Annual Meeting may vote in person even if they have previously voted.


                                        By Order of the Board of Directors


                                        /s/ Randy S. Selman
                                        ----------------------------------------
Pompano Beach, Florida                  Randy S. Selman,
November |X|, 2004                      Chairman, President and
                                        Chief Executive Officer

                             VISUAL DATA CORPORATION

                                 PROXY STATEMENT
                               2004 ANNUAL MEETING

                                TABLE OF CONTENTS


                                                                        Page No.

General........................................................................1

Questions and Answers..........................................................1

Summary Term Sheet for the Onstream Merger ....................................2

Security Ownership of Certain Beneficial Owners and Management ................4

Matters to be Considered at the 2004 Annual Meeting

        Proposal 1 - Election of Directors ....................................6

        Proposal 2 - Ratification of the Appointment of Goldstein
        Lewin & Co. as Independent Auditors of Visual Data....................18

        Proposal 3 - To approve an amendment to Visual Data's 1996 Stock
        Option Plan increasing the number of shares available for grant under the plan .......................................................20

        Proposal 4 - To approve the cancellation of outstanding options and the re-granting of those options to the option holders ...............25

        Proposal 5 -To approve the possible issuance of in excess of 19.99%
        of the presently issued and outstanding common stock of Visual
        Data upon the conversion of shares of Series A-10 Convertible
        Preferred Stock and the 8% senior secured convertible notes...........27

        Proposal 6 -To approve the possible issuance of in excess of 19.99%
        of the presently issued and outstanding common stock of Visual Data in the Onstream Merger ...............................................34

        Proposal 7 - To approve new employment agreements for executive officers following the Onstream Merger, the granting of options to certain members of management and the payment of severance benefits...41

        Proposal 8 - To approve an amendment to our Articles of Incorporation changing the name of our company to Onstream Media Corporation .......48

How Proposal 5, Proposal 6, Proposal 7 and Proposal 8 will effect
Visual Data...................................................................43

Incorporation Of Certain Information By Reference.............................66

Appraisal Rights..............................................................49

Other Matters.................................................................49

Proposals of Shareholders.....................................................50

Annual Report on Form 10-KSB..................................................50

Householding of Annual Meeting Materials......................................50

Appendix:

        Appendix A - Onstream Media Corporation Financial Statements for the
                     Years Ended December 31, 2003 and 2002 and for the Three and Six Months Ended June 30, 2004 and 2003.
        Appendix B - Visual Data Pro Forma Financial Statements
        Appendix C - Audit Committee Charter
        Appendix D - Form of Employment Agreement for Messrs. Selman and
                     Saperstein
        Appendix E - Form of Employment Agreement for Messrs. Glassman and
                     Friedland
        Appendix F - Articles of Amendment to our Articles of Incorporation
                     changing the name of the company to Onstream Media Corporation

        Appendix G - Fairness opinion of Jesup & Lamont Securities
                     Corporation from October 2003
        Appendix H - Fairness opinion of Jesup & Lamont Securities
                     Corporation from October 2004

               Shareholders Should Read the Entire Proxy Statement
                   Carefully Prior to Returning Their Proxies

                             VISUAL DATA CORPORATION


                                 PROXY STATEMENT
                              DATED ________, 2004


                       2004 ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 7, 2004


General


      The enclosed proxy is solicited on behalf of the Board of Directors of Visual Data Corporation for use at our 2004 Annual Meeting of shareholders to be held on Tuesday, December 7, 2004 at 2 p.m, and at any adjournment or postponement thereof. The 2004 Annual Meeting will be held at Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309. These proxy solicitation materials were mailed on or about October |X|, 2004 to all shareholders entitled to vote at the 2004 Annual Meeting.


Questions and Answers

      Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

1.    What may I vote on at the 2004 Annual Meeting?

      At the 2004 Annual Meeting, shareholders will consider and vote upon the following matters:

      * to elect a Board of Directors consisting of five members, which may subsequently be increased to nine members if Proposals 5, 6 and 7 are approved;

      * to ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Visual Data;

      * to approve an amendment to our 1996 Stock Option Plan increasing the number of shares of common stock issuable under the Plan from 733,334 shares to 3,500,000 shares;

      * to approve the cancellation of outstanding options and the re-granting of those options to the option holders;

      * to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data upon the conversion of shares of Series A-10 Convertible Preferred Stock and the 8% senior secured convertible notes;

      * to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data in the Onstream Merger;

      * to approve new employment agreements for executive officers following the Onstream Merger, the granting of options to certain members of management and the payment of severance benefits;

      * to approve Articles of Amendment to our Articles of Incorporation changing the name of our company to Onstream Media Corporation; and

      * such other matters as may properly come before the 2004 Annual Meeting or any adjournment or postponement thereof.

2.    How does the Board recommend that I vote on the proposals?

      The Board of Directors recommends a vote FOR each proposal.

3. Do any of the officers and directors of Visual Data have a personal interest in any of the proposals?

      Yes, two of the members of our Board of Directors have individual interests in the Onstream Merger. Mr. Robert Wussler served on Onstream Media's Advisory Committee from March 2003 through June 2003. Mr. Wussler holds options to purchase 100,000 shares of Onstream Media's common stock that, if exercised, represents less than 1% of Onstream Media's issued and outstanding common stock. These options were granted to him by Onstream Media as compensation for his services to that company. Mr. Charles C. Johnston provided business consulting and advisory services to Onstream Media from time to time beginning in June 2002. Through a company controlled by Mr. Johnston he owns 940,000 shares of Onstream Media's common stock that represents less than 5% of its issued and outstanding common stock. 800,000 of those shares were issued as compensation for these advisory services. Under the terms of the Onstream Merger, each of these holdings will be exchanged for either options (in the case of Mr. Wussler) or common stock (in the case of Mr. Johnston) of Visual Data. The terms of the exchange will be upon the same terms and conditions as non-affiliates who are stockholders or option holders of Onstream Media. Please see Proposal 6 - Interests of Affiliates of Visual Data in the Onstream Merger which appears later in this Proxy Statement.

4.    How do I vote?

      Sign and date each proxy card you receive and return it in the postage-paid envelope prior to the 2004 Annual Meeting.

5.    Can I revoke my proxy?

      You have the right to revoke your proxy at any time before the 2004 Annual Meeting by:

      *     notifying the Secretary of Visual Data in writing;
      *     voting in person at the 2004 Annual Meeting; or
      *     returning a later-dated proxy card.

6.    What shares are included on the proxy card(s)?

      The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7.    What does it mean if I get more than one proxy card?

      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone 801-272-9294, or if your shares are held in "street name," by contacting the broker or bank holding your shares.

8.    Who is entitled to vote at the 2004 Annual Meeting?


      Only holders of record of our common stock as of the close of business on October 8, 2004 are entitled to notice of and to vote at the 2004 Annual Meeting.


9.    How many votes may be cast?


      As of October 8, 2004, the record date for the 2004 Annual Meeting, 4,668,824 shares of our common stock, the only outstanding voting securities of Visual Data, were issued and outstanding. At the meeting, each outstanding share of common stock will be entitled to one vote.

10.   What is a "quorum" at the 2004 Annual Meeting?

      A "quorum" is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called "broker non-votes." Abstentions will be counted as present for quorum purposes.

11.   What vote is required to approve each proposal?

      Once a quorum has been established, a plurality of the votes cast by the shares entitled to vote at the 2004 Annual Meeting is necessary to elect the directors (Proposal 1), to ratify the appointment of auditors (Proposal 2) and to amend our stock option plan (Proposal 3). Once a quorum has been established, the majority of all the votes cast in person or by proxy at the 2004 Annual Meeting must vote FOR Proposals 4, 5, 6, 7 and if a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

12.   What happens if I abstain?

      Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes.

13.   Why is the approval of Proposals 5, 6 and 7 intertwined?

      A condition to closing the Onstream Merger (Proposal 6) is the closing of the Financing Transactions (Proposal 5). If the Onstream Merger closes, under the terms of our existing employment agreements with Messrs. Selman and Saperstein, we would be obligated to pay them significant funds and accelerate the vesting of currently outstanding options. Proposal 7 provides for the approval of new employment agreements with each of Messrs. Selman and Saperstein which eliminate the necessity to pay the funds. Accordingly, if Proposal 5, Proposal 6 and Proposal 7 are not approved, none of these Proposals presented at the 2004 Annual Meeting will be enacted and neither the Financing Transactions nor the Onstream Merger will close.

14.   How will voting on any other business be conducted?

      Although we do not know of any business to be considered at the 2004 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the 2004 Annual Meeting, your signed proxy card gives authority to the proxy holder, Randy S. Selman, to vote on such matters at his discretion.

15.   Who are the largest principal shareholders?

      For information regarding holders of more than 5% of Visual Data's outstanding common stock, see "Security Ownership of Certain Beneficial Owners and Management" appearing later in this Proxy Statement.

16.   Who will bear the cost of this solicitation?

      Visual Data will bear the entire cost of the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxies and proxy solicitation materials to shareholders. Proxies may also be solicited in person, by telephone, or by facsimile by directors, officers and employees of Visual Data without additional compensation. We anticipate that the costs of the solicitation will not exceed $10,000.


                   SUMMARY TERM SHEET FOR THE ONSTREAM MERGER

      The following summary term sheet for the Onstream Merger, together with "Questions and Answers" appearing earlier in this proxy statement highlight selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this document. These documents will give you a more complete description of the Onstream Merger. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the documents and terms that we have summarized.

Onstream Media and Our Holdings in that Company

      Onstream Media is a development stage company that was founded in 2001 with the business objective of developing a feature rich digital asset management service and offering the service on an application service provider
(ASP) basis to exploit the confluence of trends in broadband access and the cost of digital storage media. Digital asset management is a set of coordinated technologies and processes that allow the quick and efficient storage, retrieval, and reuse of the digital files that are essential to all businesses. We presently own approximately 26% of Onstream Media and two of our executive officers and directors, Messrs. Randy S. Selman and Alan M. Saperstein, are members of the Board of Directors of Onstream Media.

The Parties to the Onstream Merger and the Merger Agreement

      Under the terms of the Agreement And Plan Of Merger, OSM Acquisition, Inc., a wholly owned subsidiary of Visual Data formed for the purposes of the transaction, will merge with Onstream Media and OSM Acquisition, Inc. will be the surviving corporation. This means that following the Onstream Merger, OSM Acquisition, Inc. will remain a wholly owned subsidiary of our company. The Agreement and Plan of Merger is Exhibit 2.1 to the Report on Form 8-K we filed with the SEC on October 28, 2003. Additional copies will be furnished without charge to beneficial shareholders or shareholders of record upon request by mail to Investor Relations, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069. A copy of our Report on Form 8-K, including exhibits, is also available in digital form for download or review by visiting "About Us/Investors/Filing" at www.vdat.com or at the SEC's web site at www.sec.gov.

The Exchange Ratio

      At the closing of the Onstream Merger, each share of Onstream Media's common stock issued and outstanding immediately prior to the effective time of the Onstream Merger, exclusive of shares of Onstream Media's common stock owned by our company, will be converted into the right to receive 0.1481 shares of our common stock and every Onstream Media option or warrant issued and outstanding immediately prior to the effective time of the Onstream Merger will be converted into the right to receive an option or warrant of Visual Data based upon the same exchange ratio, with the exercise price adjusted by the inverse of the exchange ratio. Based upon the number of shares of Onstream Media's common stock presently outstanding, on the effective date of the merger we will issue 2,207,966 shares of our common stock to acquire the remaining interest in Onstream Media, together with options and warrants to acquire 463,554 shares of our common stock at an exercise price of $3.376 per share in exchange for the Onstream Media options and warrants outstanding immediately prior to the effective time of the Onstream Merger.

      As a result, the current shareholders of Onstream Media will own approximately 31% of Visual Data following the transaction, and the current shareholder's ownership interests will be diluted to approximately 69% of the combined companies. As described later in this proxy statement under Proposal 5 (see page 30) and "How Proposal 5, Proposal 6, Proposal 7 and Proposal 8 Will Effect Visual Data (see page 68), these ownership percentages will be further reduced as a result of the Financing Transactions and the issuance of certain additional shares of our common stock. Giving effect to closing of the Onstream Merger, the closing of the Financing Transactions and the conversion of the securities issued in those transactions into shares of our common stock, and the issuance of certain additional shares of our common stock, our current shareholders will own approximately 30.7% of the combined companies and new shareholders, including the Onstream Media shareholders, will own an aggregate of approximately 69.3% of the combined companies. On a standalone basis, the Onstream Media shareholders will own approximately 13.8% of the combined companies after giving affect to the Financing Transactions.

Effect of the Approval of the Onstream Merger and Other Proposals in this Proxy Statement

      In addition to the approval of Proposal 6, as described in this proxy statement our shareholders must approve Proposal 5 (the Financing Transactions, see page 30), Proposal 7 (the new employment agreements for our executive officers, see page 66) and Proposal 8 (the change of our company's name to Onstream Media Corporation, see page 68). If Proposals 5, 6, 7 and 8 are approved by our shareholders at the 2004 Annual Meeting, in addition to consummating those transactions which are described in each of the Proposals, the closing of the Onstream Merger will also have the following effects on our company:

      * we will expand our Board of Directors from five members to eight members. The additional directors will include Messrs. Friedland and Glassman, officers, directors and principal shareholders of Onstream Media and will be named as executive officers of Visual Data, and General Yates. We have included a Pro forma Directors and Executive Officers section later in this proxy statement (see page 70). * we will enter into new employment agreements with Messrs. Selman and Saperstein, which include the granting of options, as well as employment agreements with Messrs. Glassman and Friedland (see page 66),

      * Messrs. Glassman and Friedland, who will be executive officers and directors of our company, will receive an aggregate of $200,000 from the proceeds of the Financing Transaction which represents partial payment to them of salaries, benefits and expenses which were accrued by Onstream Media before the closing of the Onstream Merger, and

      * we will issue the additional compensatory options and pay the severance benefits described in Proposal 7.

Conditions to closing the Onstream Merger

      In order to close the Onstream Merger, we must:

      * receive shareholder approval for Proposal 6 (see page 38), and

      * receive shareholder approval for the Financing Transactions described in Proposal 5 (see page 30) and close these transactions.

Termination of the Agreement and Plan of Merger

      Either party may terminate the Agreement and Plan of Merger before at any time before the Onstream Merger is effective.

Opinion of Financial Advisor

      Jesup & Lamont Securities Corporation, the financial advisor to our Board of Directors, had delivered a written opinion, as updated, as to the fairness of the exchange ratio in the Onstream Merger. You should read these opinions to completely understand the procedures it followed, matters considered and limitation on the reviews undertaken by Jesup & Lamont in rendering its opinion. A summary of Jesup & Lamont's opinion begins on page 45 of this proxy statement, and the opinions in their entirety as attached as Appendices G and H to this proxy statement.

Appraisal Rights

      Our shareholders are not entitled to any appraisal rights under Florida law or under our Articles of Incorporation as amended or By-Laws in connection with the Onstream Merger.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table contains information regarding beneficial ownership of our common stock as of September 30, 2004 held by:


      * persons who own beneficially more than 5% of our outstanding common stock,
      *     our directors,
      *     named executive officers, and
      *     all of our directors and officers as a group.

      Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Visual Data Corporation, 1291 Southwest 29 Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from September 30, 2004 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.


                                          SHARES OF COMMON
                                          STOCK BENEFICIALLY
NAME AND ADDRESS OF                       OWNED
OF BENEFICIAL OWNER                       NUMBER              PERCENTAGE
========================================================================

Randy S. Selman(1)                         74,854                 1.6%
Alan M. Saperstein(2)                      76,821                 1.6%
Benjamin Swirsky(3)                        12,418                   *
Robert Wussler(4)                          22,283                   *
Charles C. Johnston (5)                    40,668                   *
All directors and
 officers (five persons)(6)               227,044                 4.7%
Fred Deluca (9)                           387,514                 7.7%

----------
* represents less than 1%

(1) This amount includes options to acquire an aggregate of 33,334 shares of common stock at an exercise price of $22.50 per share, options to acquire an aggregate of 23,334 shares of common stock at an exercise price of $30.00 per share and options to acquire an aggregate of 8,333 shares of common stock at an exercise price of $31.88 per share.

(2) This amount includes options to acquire an aggregate of 33,334 shares of common stock at an exercise price of $22.50 per share, options to acquire an aggregate of 23,334 shares of common stock at an exercise price of $30.00 per share and options to acquire an aggregate of 8,333 shares of common stock at an exercise price of $31.88 per share.


(3) This amount includes options to acquire an aggregate of 6,667 shares of common stock at an exercise price of $11.25 per share and options to purchase 5,000 shares of common stock at an exercise price of $30.00 per share.

(4) This amount includes options to acquire an aggregate of 6,667 shares of common stock at an exercise price of $7.50 per share, options to purchase 10,000 shares of common stock at an exercise price of $11.25 per share and options to purchase 5,000 shares of common stock at an exercise price of $30.00 per share.

(5) This amount includes shares owned by J&C Resources, LLC of which Mr. Johnston is the President, Chairman and CEO.

(6) See notes (1) through (5) above.

(7) This amount includes warrants to acquire 66,667 shares of our common stock at an exercise price of $15.00 per share and 310,334 shares of our common stock issuable upon the conversion of shares of our Class A-8 Convertible Preferred Stock.


               MATTERS TO BE CONSIDERED AT THE 2004 ANNUAL MEETING

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Nominees for the Board of Directors

      Our Board of Directors currently consists of five members, Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler and Charles C. Johnston, who were elected at our 2003 annual meeting of shareholders.

      At the 2004 Annual Meeting, five directors will be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our Board of Directors may be increased by an additional four members if Proposals 5, 6 and 7 are approved as described later in this proxy statement. With respect to this Proposal 1, the five nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the 2004 Annual Meeting will be elected directors of Visual Data (assuming a quorum is present). We have no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

      The following persons have been nominated by the Board for election to the Board of Directors:

       Name                           Age       Position
       ----                           ---       --------
Randy S. Selman                       48        Chairman of the Board, President
                                                 and Chief Executive Officer
Alan M. Saperstein                    45        Director, Chief Operating
                                                 Officer and Treasurer
Benjamin Swirsky(1)(2)(3)(4)          62        Director
Robert J. Wussler(1)(2)(3)(4)         67        Director
Charles C. Johnston (1)(2)(3)(4)      69        Director

(1)   Member of the Compensation Committee
(2)   Member of the Audit Committee
(3)   Member of the Finance Committee
(4)   Member of the Governance and Nominating Committee

      Randy S. Selman. Since our inception in May 1993, Mr. Selman has served as our Chairman and Chief Executive Officer, President, and a director, and from September 1996 through June 1999, as our Chief Financial Officer. Mr. Selman has been a member of the Board of Directors of Onstream Media Corporation since June 2001. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTC Bulletin Board: SKTC), a publicly-traded software development company. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

      Alan M. Saperstein Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993. If re-elected to our Board of Directors at our 2004 Annual Meeting, he will subsequently be appointed our Chief Operating Officer. Since June 2001 Mr. Saperstein has been a member of the Board of Directors of Onstream Media Corporation. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

      Benjamin Swirsky. Mr. Swirsky has been a member of the Board of Directors since July 1997. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company (TSE: SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky was Chairman of P.C. Docs International, Inc., a Canadian publicly-traded company (Nasdaq: DOCSF,
TSE: DXX) from 1997 to 1999. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Inc. (NYSE: FS), which owns a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of its Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) Commercial Alcohols, Inc., in which he is also a principal shareholder, (iii) AMICA Mature Lifestyles Inc., a Toronto Stock Exchange company, and (iv) Alliance Financial Inc. a Canadian publicly-traded company where he serves as Chairman.

      Robert J. Wussler. Mr. Wussler has been a member of our Board of Directors since July 1999. Mr. Wussler is currently the President of Ted Turner Pictures LLC, and is Chairman of the Board of Directors of Team Sports Entertainment, Inc., a publicly-traded company (OTC Bulletin Board: TSPT) that is in the closed-wheeled auto racing business. Prior to that, he served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., a company formed by ABC Television affiliates to pursue new business opportunities. From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises. From 1980 to 1990, Mr. Wussler was Senior Vice President and Chief Operating Officer of Turner Broadcasting System. Mr. Wussler spent 21 years at CBS in various capacities, starting in the mailroom, and served as President of CBS Television and Sports from 1975 to 1978.

      Charles C. Johnston. Mr. Johnston has been a member of our Board of Directors since April 2003. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of Inshore Technologies, a private corporation since 1994 and J&C Resources a private corporation, a position that he has held since 1987. Mr. Johnston is a member of the Board of Directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA) and McData Corporation (Nasdaq National Market: MCDT). Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute and earned his B.S. degree from WPI in 1957.

      If Proposal 5, Proposal 6 and Proposal 7, which appear elsewhere in this proxy statement, are approved at the 2004 Annual Meeting, in addition to the foregoing five members, the shareholders will be approving the election of four additional members to the Board of Directors as described in Proposal 5 and Proposal 6 which appear later in this proxy statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings and Committees

      The Board of Directors meets regularly during the year to review matters affecting Visual Data and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During the fiscal year ended September 30, 2003, there were 12 meetings of the Board, and the Board took action an additional eight times by unanimous written consent. Each member of the Board participated in each action of the Board.

      The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Governance and Nominating Committee. From time to time, the Board of Directors may establish additional committees.

      Audit Committee. The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a charter for the Audit Committee. Pursuant to the requirements of the Securities and Exchange Commission which requires that we provide our shareholders with a copy of the Audit Charter at least once every three years, we have included a copy of the Audit Charter as Appendix C to this proxy statement.

      The Audit Committee is presently composed of Messrs. Swirsky, Wussler and Johnston. Mr. Swirsky is Chairman of the Audit Committee. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of The Nasdaq Stock Market, Inc., and is an "audit committee financial expert" within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met four times in fiscal 2003.

                           2003 Audit Committee Report

      The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of Visual Data's financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Management of Visual Data has responsibility for preparing financial statements of Visual Data as well as Visual Data's financial reporting process. Goldstein Lewin & Co., acting as independent auditors, are responsible for expressing an opinion on the conformity of Visual Data's audited financial statements with generally accepted accounting principles.

      In this context, the Audit Committee hereby reports as follows:

      1. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2003 with Visual Data's management.

      2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

      3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

      4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of Visual Data, and the Board has approved, that the audited financial statements be included in Visual Data's Annual Report on Form 10-KSB for the year ended September 30, 2003, for filing with the Securities and Exchange Commission.

      Each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market.

                           Benjamin Swirsky - Chairman
                                Robert J. Wussler
                               Charles C. Johnston

      Compensation Committee The Compensation Committee establishes and administers our executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee administers our 1996 Stock Option Plan and determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Compensation Committee's authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as we may establish from time to time. The Compensation Committee consists of Messrs. Swirsky, Wussler and Johnston. The Compensation Committee met in fiscal 2003 in conjunction with meetings of the full Board of Directors.

      Finance Committee. The Finance Committee reviews and makes recommendations concerning:

      *     proposed dividend actions, stock splits and repurchases,
      *     current and projected capital requirements,
      *     issuance of debt or equity securities,
      * strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments,
      * customer financing activities, business and related customer finance business and funding plans of Visual Data and its subsidiaries,
      * overall company risk management program and major insurance programs, and
      * investment policies, administration and performance of the trust investments of our employee benefit plans.

      Messrs. Swirsky, Wussler and Johnston are members of the Finance Committee. The Finance Committee met during in fiscal 2003 in conjunction with meetings of the full Board of Directors.

      Governance and Nominating Committee: In June 2003 our Board of Directors adopted Corporate Governance and Nominating Committee Principles. The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to:

      * the responsibilities and functions of the Board and Board committees and with respect to Board compensation,
      * the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board,
      * candidates for election as Chief Executive Officer and other corporate officers, and
      * monitoring the performance of the Chief Executive Officer and our plans for senior management succession.

      The consideration of any candidate to become a member of our Board of Directors will be based on our Board's assessment of the individual's background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. The Board does not assign any particular weighting or priority to any particular factor it may consider. Candidates for Director may be identified by management, other directors or advisors to Visual Data. The Board of Directors may employ an executive search firm to assist it in future searches for Board candidates.

      Messrs. Swirsky, Wussler and Johnston are members of the Governance and Nominating Committee. The Governance and Nominating Committee met during fiscal 2003 in conjunction with meetings of our full Board of Directors.

Communications with Directors

      Shareholders may communicate with any member of the Board of Directors, or the Board of Directors as a whole, by writing to our Corporate Secretary at 1291 SW 29 Avenue, Pompano Beach, Florida 33069 with a request to forward same to the intended recipient. In general, all shareholder communications delivered to our Corporate Secretary for forwarding will be forwarded in accordance with the shareholder's instructions. However, the Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Directors' Compensation

      Directors who are not our employees received $3,750 per quarter as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings. As of September 30, 2003, we had accrued Board fees of approximately $37,500, which have subsequently been paid.

      From time to time we issue the members of our Board of Directors options to purchase shares of our common stock as compensation for their services as directors. At September 30, 2003 members of our Board of Directors hold outstanding options to purchase an aggregate of 171,670 shares of our common stock at prices ranging from $7.50 to $257.82 per share. As described in Proposal 4 which appears later in this proxy statement, these outstanding options may be cancelled and regranted at different exercise prices if the proposal is approved by our shareholders at the 2004 Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Summary

The following table summarizes all compensation recorded by Visual Data in each of the last three fiscal years for our Chief Executive Officer and each of the other executive officers serving as such whose annual compensation exceeded $100,000.

                                                                               LONG-TERM
                                    ANNUAL                                 COMPENSATION AWARDS
                                 COMPENSATION                         ---------------------------
     NAME AND             --------------------------   OTHER ANNUAL   RESTRICTED       OPTIONS       ALL OTHER
PRINCIPAL POSITION        YEAR    SALARY       BONUS   COMPENSATION   STOCK AWDS    SARs(#)  LTIP  COMPENSATION
------------------        ----    ------       -----   ------------   ----------    -------  ----  ------------
Randy S. Selman,          2003   $140,000       -0-     $17,126(1)        -0-       -0-       -0-      -0-
President, CEO            2002   $159,917(13)   -0-     $15,631(2)        -0-       -0-       -0-      -0-
and Director              2001   $227,333(13)   -0-     $11,863(3)        -0-       -0-       -0-      -0-

Alan M. Saperstein,       2003   $140,000       -0-     $20,462(4)        -0-       -0-       -0-      -0-
Vice President, Treasurer 2002   $159,917(13)   -0-     $19,199(5)        -0-       -0-       -0-      -0-
and Director              2001   $227,333(13)   -0-     $14,178(6)        -0-       -0-       -0-      -0-

George Stemper,           2003   $140,000       -0-     $18,462(7)        -0-       -0-       -0-      -0-
Chief Operating Officer   2002   $145,417       -0-     $16,199(8)        -0-       -0-       -0-      -0-
                          2001   $150,000       -0-     $ 8,248(9)        -0-       -0-       -0-      -0-

Gail Babitt,              2003   $140,000       -0-     $10,877(10)       -0-       -0-       -0-      -0-
Chief Financial Officer   2002   $136,167       -0-     $12,631(11)       -0-       -0-       -0-      -0-
                          2001   $115,761       -0-     $ 7,068(12)       -0-       -0-       -0-      -0-

(1)   Includes $5,126 for medical insurance and $12,000 automobile allowance.
(2)   Includes $4,381 for medical insurance and $11,250 automobile allowance.
(3)   Includes $2,863 for medical insurance and $9,000 automobile allowance.
(4)   Includes $9,462 for medical insurance and $12,000 automobile allowance.
(5)   Includes $7,949 for medical insurance and $11,250 automobile allowance.
(6)   Includes $5,178 for medical insurance and $9,000 automobile allowance.
(7)   Includes $9,462 for medical insurance and $9,000 automobile allowance.
(8)   Includes $7,949 for medical insurance and $8,250 automobile allowance.
(9)   Includes $1,998 for medical insurance and $6,250 automobile allowance.
(10)  Includes $1,877 for medical insurance and $9,000 automobile allowance.
(11)  Includes $4,381 for medical insurance and $8,250 automobile allowance.
(12)  Includes $1,651 medical insurance and $5,417 automobile allowance.
(13)  Includes a $25,000 management fee paid by EDNET.

      In conjunction with the loan agreement with Mr. Fred Deluca entered into in December 2001, all members of our management each agreed to limit their annual salary to $140,000 under certain circumstances while the loan is outstanding. The management team has waived the difference between the contracted salaries as provided for in their respective employment agreement and this limitation.

Employment Agreements

      Effective January 9, 1998, we entered into amended and restated employment agreements with Randy S. Selman, our Chief Executive Officer, President and a director, and with Alan Saperstein, our Executive Vice President, Treasurer and a director. The agreements with each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements with each of Messrs. Selman and Saperstein. The term of the agreement is for three years from the effective date of the agreements and is renewable for successive one-year terms unless terminated. The annual salary under each of the agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of our earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA.

      Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 25,000 shares of common stock at $31.88 per share, vesting 8,334 options on the first anniversary and 8,333 on each anniversary thereafter. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

      The agreements were amended, effective September 1, 1999, to (i) extend the term an additional two years, until January 9, 2003 (ii) increase the annual salary under each agreement to $195,000, and (iii) grant an additional 16,667 options at $133.125 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 8,334 options on the first anniversary and 8,333 on second anniversary of the effective date of the additional two year term provided for under the amendment to the amended and restated employment agreements.

      The agreements were further amended, effective August 1, 2001, to (i) extend the term an additional two years, until August 1, 2005 (ii) increase the annual salary under each agreement to $250,000, and (iii) grant an additional 33,334 options at $22.50 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 3,333 options per year for the first two years and 13,334 options per year for the next two years on each anniversary date of the effective date of the term provided for under the amendment to the amended and restated employment agreements. The EBITDA annual bonus has been revised so that no bonus would be paid unless we have a positive Net Income (as defined in the agreement), and, at such time, the EBITDA bonus will be paid only up to an amount that maintains a positive Net Income.

      The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties that either of them may have undertaken on our behalf.

      Under the terms of the agreements, we may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreements are terminated by us without good cause, or by Mr. Selman or Mr. Saperstein with good cause, as applicable, we would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in semi-monthly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in semi-monthly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by us) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

      Effective January 1, 2002 we entered an employment agreement with Gail Babitt, our Chief Financial Officer. The term of the agreement was for two years from the effective date of the agreement and was renewable for successive one-year terms unless terminated. The annual salary under the agreement is $155,000, which amount will be increased by 10% each year. In December 2003 we renewed Ms. Babitt's agreement for an additional one year term effective January 1, 2004. Additionally, Ms. Babitt was granted options (which contain certain anti-dilution provisions) to purchase 6,667 shares of common stock at $11.25 per share, vesting 3,334 options on the first anniversary and 3,333 options on second anniversary of the effective date of each of the agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause. The agreement also provides, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Ms. Babitt, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Ms. Babitt may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify her for any obligations or guaranties that she may have undertaken on our behalf.

      Under the terms of the agreement, we may terminate the employment of Ms. Babitt either with or without cause. If the agreement is terminated by us without good cause, or by Ms. Babitt with good cause, as applicable, we would be obligated to provide her three months notice and then to pay current compensation and benefits for an additional six month period.

      As described in Proposal 7, if Proposals 5, 6 and 7 are approved at the 2004 Annual Meeting, we will enter into new employment agreements with each of Messrs. Selman and Saperstein, as well as employment agreements with Messrs. Friedland and Glassman, the executive officers of Onstream Media, the terms of which are described later in this Proxy Statement under Proposal 7. In addition, if Proposals 5, 6 and 7 are approved, such approvals will result in the early cancellation of Ms. Babitt's employment agreement and the payment to her of certain severance funds as described later in this Proxy Statement under Proposal 7.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

      The following table sets forth certain information regarding stock options granted in year ended September 30, 2003 to the named executive officers.

Option Grants in Year Ended September 30, 2003

                      NO. OF SECURITIES    % OF TOTAL OPTIONS
                      UNDERLYING           GRANTED TO EMPLOYEES      EXERCISE      EXPIRATION
 NAME                 OPTIONS GRANTED      IN FISCAL YEAR             PRICE           DATE
 ----                 -----------------    --------------------      --------      ----------
Randy S. Selman,
President, Chief
Executive Officer
and Director               --                      --                    --            --

Alan Saperstein,
Executive Vice
President and
Director                   --                      --                    --            --

George Stemper,
Chief Operating
Officer                    --                      --                    --            --

Gail Babitt, Chief
Financial Officer          --                      --                    --            --

Aggregate Option Exercises in Year Ended September 30, 2003 and Year-End Option Values

      The following table sets forth certain information regarding stock options held as of September 30, 2003 by the Named Executive Officers.

                                                       NO. OF
                                                      SECURITIES
                                                      UNDERLYING
                                                      UNEXERCISED             VALUE OF UNEXERCISED
                       SHARES                          OPTIONS AT           IN-THE-MONEY OPTIONS AT
                       ACQUIRED   $                SEPTEMBER 30, 2003        SEPTEMBER 30, 2003(1)
                       ON         VALUE     ---------------------------   ---------------------------
NAME                   EXERCISE   REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------   --------  -----------   -------------   -----------   -------------

Randy S. Selman,
  President, Chief
  Executive Officer
  and Director             --        --      60,000(2)      13,334(2)         $ --         $ --
Alan Saperstein,
  Executive Vice
  President and
  Director                 --        --      60,000(2)      13,334(2)         $ --         $ --
George Stemper,
  Chief Operating
  Officer                  --        --      20,001(3)          --            $ --         $ --
Gail Babitt,
  Chief Financial
  Officer                  --        --      20,001(4)          --            $ --         $ --


(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $2.58 per share, being the last sale price of our common stock on October 1, 2003 as reported by The Nasdaq SmallCap Market.

(2) Of such exercisable options, at September 30, 2003, 20,000 were exercisable at $22.50, 23,334 options were exercisable at $30.00 per share and 16,666 options were exercisable at $31.88 per share. Of the unexercisable options, 13,334 have an exercise price of $22.50 per share at September 30, 2003.

(3) Of such exercisable options, at September 30, 2003, 1,667 options were exercisable at $3.45 per share, 6,667 options were exercisable at $11.25 per share, 5,000 were exercisable at $30.00 per share and 6,667 were exercisable at $62.82 per share.

(4) Of such exercisable options, at September 30, 2003, 1,667 options were exercisable at $3.45 per share, 6,667 options were exercisable at $11.25 per share, 6,667 were exercisable at $30.00 per share and 5,000 were exercisable at $30.47 per share.

1996 STOCK OPTION PLAN

      A description of our 1996 Stock Option Plan is contained later in this proxy statement under Proposal 3, which begins on page 20.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 4, 2001 we entered into a private debt financing transaction with Mr. Fred Deluca, a shareholder, pursuant to the terms and conditions of a Loan Agreement, a Secured Promissory Note in the principal amount of $3 million and a Security Agreement. Under the terms of the debt financing transaction, we agreed to pay 12% annual interest on the loan. We granted Mr. Deluca a security interest in substantially all of our tangible and intangible assets, and issued him a warrant to purchase approximately 66,667 shares of our common stock at an exercise price of $15.00 per share.

      On May 7, 2003 we entered into an Amended and Restated Loan Agreement with Mr. Deluca which restructured the original loan. Under the terms of the Amended and Restated Loan Agreement, Mr. Deluca agreed to renew the outstanding principal amount due under original loan and extend us a new loan in the amount of $1,950,000. The new loan is evidenced by a three year promissory note in the principal amount of $3,000,000, payable interest only on a quarterly basis beginning in July 2003 at the rate of 5.25% per annum. This new loan is collateralized by a blanket security interest in our assets and a pledge of the stock of our subsidiaries.

      We issued Mr. Deluca 140,000 shares of our newly created Class A-8 Convertible Preferred Stock as consideration for entering into the Amended and Restated Loan Agreement. He also exchanged approximately 123,667 shares of our currently issued and outstanding common stock owned by him for an additional 92,750 shares of our Class A-8 Convertible Preferred Stock. The approximately 123,667 shares of common stock returned now have the status of authorized but unissued shares. We granted Mr. Deluca demand and piggy-back registration rights covering the shares of common stock issuable upon the conversion of the Class A-8 Convertible Preferred Stock.

      In May 2003 in connection with this loan we placed $1,000,000 of the proceeds in a separate account to be used by us only with the approval of Mr. Deluca. These funds were reflected on our balance sheet as restricted cash. In June 2004 Mr. Deluca released $800,000 of this restricted cash to us. We used $500,000 of that amount to satisfy our obligations to Virage in the amount of $206,250 and advanced $293,750 to Onstream Media which was used as a reduction of the Onstream Media Note described later in this proxy statement under Proposal 6; we used the remaining $300,000 as general working capital.

      At June 30, 2004 we owed Mr. Deluca $3,079,625. If Proposal 5 and Proposal 6 are approved, we will repay him $2,079,625 of that amount in cash and he will convert the remaining $1,000,000 owed him into 50,000 shares of our Class A-10 Convertible Preferred Stock, and he will convert the 232,750 shares of Class A-8 Convertible Preferred Stock with a stated value of $1,396,500 into an additional 69,825 shares of Class A-10 Convertible Preferred Stock. With the closing of those transactions he will release the blanket security interest in our assets and the pledge of the stock of our subsidiaries and the remaining $200,000 in restricted cash will be released to us.

      On February 26, 2004, J&C Resources LLC lent us $300,000. The term of the loan is one year, and all interest was prepaid through the issuance of 21,000 shares of common stock. In addition, we issued 9,000 shares of common stock as an origination fee and 10,000 shares of common stock for legal and other fees. One of the members of our Board of Directors Charles C. Johnston, is the President, Chairman and CEO of J&C Resources, LLC.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2003 and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended September 30, 2003, as well as any written representation from a reporting person that no Form 5 is required, Visual Data is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by
Section 16(a) of the Securities Exchange Act 1934 during the fiscal year ended September 30, 2003.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTOR NOMINEES.

                                   PROPOSAL 2

            RATIFICATION OF THE APPOINTMENT OF GOLDSTEIN LEWIN & CO.
                     AS INDEPENDENT AUDITORS OF VISUAL DATA

      The Audit Committee has selected Goldstein Lewin & Co. as our independent auditors for the current fiscal year. Representatives of Goldstein Lewin & Co. are expected to attend the 2004 Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders. Goldstein Lewin & Co. has served as our auditors since July 2002, and has audited our financial statements for the past two fiscal years.

Audit Fees

      The aggregate audit fees billed by Goldstein Lewin & Co. for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 and for the review of quarterly financial statements included in our Quarterly Reports on Form 10-QSB for the quarters ending December 31, 2002, and March 31 and June 30, 2003 were $97,000.

      The aggregate audit fees billed to Visual Data by Arthur Andersen LLP for the fiscal year ended September 30, 2002, from the beginning of that fiscal year through the date of Arthur Andersen LLP's termination, were approximately $ 12,000. The aggregate audit fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2002 and for the review of quarterly financial statements included in our Quarterly Reports on Form 10-QSB for the quarter ending March 31 and June 30, 2002 were approximately $105,000.

Audit Related Fees

      For the fiscal years ended September 30, 2003 and 2002, the aggregate fees billed for assurance and related services by Goldstein, Lewin & Co. relating to the performance of the audit of our financial statements which are not reported under the caption "Audit Fees" above was $11,000 and $1,000, respectively.

Tax Fees

      For the fiscal years ended September 30, 2003 and 2002 the aggregate fees billed for tax compliance, tax advice and tax planning. Tax fees include the preparation of federal and state corporate income tax returns. The aggregate tax fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2003 were approximately $16,000. Prior to the engagement of Goldstein Lewin & Co. as our independent auditors, we had engaged that firm to assist us in tax-related matters. The aggregate tax fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2002 were approximately $13,000.

All Other Fees

      Other than fees relating to the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees," there were no additional fees billed by Goldstein Lewin & Co. for services rendered to Visual Data for the fiscal years ended September 30, 2003 or 2002.

Audit Committee Pre-Approval Policies

      The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

      Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

      All of the services provided by Goldstein, Lewin & Co. described above under the captions "Audit-Related Fees" and "Tax Fees" were approved by our Audit Committee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF GOLDSTEIN LEWIN & CO. AS INDEPENDENT AUDITORS OF VISUAL DATA.

                                   PROPOSAL 3

        TO APPROVE AN AMENDMENT TO OUR 1996 STOCK OPTION PLAN TO INCREASE
          THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR
        ISSUANCE UNDER SUCH PLAN FROM 733,334 SHARES TO 3,500,000 SHARES


      On February 9, 1997, the Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the "Plan"). Pursuant to an amendment to the Plan ratified by shareholders on April 22, 2002, we had reserved an aggregate of 11,000,000 shares of common stock for issuance under the Plan, which included up to 10,000,000 shares to be issued pursuant to options granted under the Plan ("Plan Options") and up to 1,000,000 shares to be issued pursuant to restricted stock grants ("Stock Grants") made under the Plan. On June 24, 2003 we effected a one-for-15 reverse stock split which had the effect of proportionately reducing both the number of shares of our common stock available for issuance under the Plan as well as the number of shares of common stock issuable upon the exercise of the then outstanding options. As a result of the reverse stock split, we now have approximately 733,334 shares reserved for issuance under the Plan, which includes up to 666,667 shares to be issued pursuant to Plan Options and 66,667 shares to be issued pursuant to Stock Grants. At September 30, 2004 we have options to purchase 235,532 shares of our common stock outstanding under the Plan. Such options were issued to our directors and, employees at exercise prices ranging from $3.45 to $41.25 per share.


      Our Board of Directors believes that it is in our best interest to amend the Plan to increase the number of shares of common stock issuable under the Plan to our employees, directors and advisors from approximately 733,334 shares to 3,500,000 shares, which will include up to 3,000,000 shares of common stock for issuance pursuant to Plan Options and up to 500,000 shares of common stock to be issued pursuant to Stock Grants.

Description of the Plan

      The stated purpose of the Plan is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of the Visual Data shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee determines, from time to time, those of our officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Stock Grants may be issued by the Compensation Committee at up to a 10% discount to market at the time of grant. Under the terms of the Plan the Compensation Committee cannot issue Stock Grants to exceed, in the aggregate, 66,667 shares, which will be increased to 500,000 shares if this Proposal is approved. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Compensation Committee.

      Plan Options granted under the Plan may either be options qualifying as incentive stock options ( Incentive Options ) under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

      The term of each Plan Option and the manner in which it may be exercised is determined by the Compensation Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options is determined by the Compensation Committee.

      The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment cannot change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

      All Plan Options are non-assignable and non-transferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him or her will lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

      The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment can be made which:

      * increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization) without the consent of our shareholders,

      * affects outstanding Plan Options or any exercise right thereunder,

      * extends the term of any Plan Option beyond 10 years, or

      * extends the termination date of the Plan.

      Unless the Plan has been earlier suspended or terminated by the Board of Directors, the Plan terminates 10 years from the date of the Plan's adoption. Any such termination of the Plan does not affect the validity of any Plan Options previously granted thereunder.


      The potential benefit to be received from a Plan Option is dependent on increases in the market price of the common stock. The ultimate dollar value of the Plan Options that have been or may be granted under the Plan is not currently ascertainable. On October |X|, 2004, the closing price of our common stock as reported on the Nasdaq SmallCap Market(TM) was $ .


Tax Aspects

      The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of applicable state, local or foreign tax laws. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

      The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code. An employee granted an Incentive Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the Incentive Option over the Plan Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him or her to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an Incentive Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition. If the holder of an Incentive Option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the Incentive Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the Incentive Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

      With respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

      In connection with the issuance of Stock Grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock Grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the shareholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the Stock Grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934, the Stock Grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture. The recipient would be obligated to include in gross income the fair market value of the Stock Grant received once the conditions to receipt of the Stock Grant are satisfied.

Securities Law Restrictions

      The sale of the shares must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% or greater shareholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

Why we need shareholder approval to increase the number of shares available under the Plan

      Section 20 of the Plan requires our shareholders to approve the increase in the number of shares available under the Plan. In addition, NASD Marketplace Rule IM-4350-5 of The Nasdaq Stock Market, Inc. requires shareholder approval when a stock option plan is materially amended, including a material increase in the number of shares available under a plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER SUCH PLAN FROM 733,334 SHARES 3,500,000 SHARES.

                                   PROPOSAL 4

               TO APPROVE THE CANCELLATION OF OUTSTANDING OPTIONS
                THE RE-GRANTING OF THOSE OPTIONS AT A LATER DATE


      As of September 30, 2004, we have granted Plan Options to acquire an aggregate of 227,776 shares of our common stock to members of our Board of Directors, executive officers and senior management, current employees and a former member of our Board of Directors which are outstanding and will be exercisable on the date of the 2004 Annual Meeting, as well as non-Plan options to purchase an aggregate of 65,216 shares of our common stock granted to certain executive officers and current employees which will be exercisable on the date of the 2004 Annual Meeting (collectively, the "Current Options"). The exercise price of these options range from $3.45 per share to $31.88 per share, with a weighted average exercise price of $22.93. The Current Options are held as follows:

                          Total # of
                          Shares
                          Underlying       % of             Range of
Name of                   Outstanding      Total            Exercise       Average
Option                    and Vested       Current          Price of       Exercise Price
Holder                    Options(1)       Options          Options        of Option
-----------------------------------------------------------------------------------------
Randy S. Selman (2)        65,001            22.2%       $22.50 to $31.88     $26.39

Alan M. Saperstein (2)     65,001            22.2%       $22.50 to $31.88     $26.39

Benjamin Swirsky (3)       11,667             4.0%       $11.25 to $30.00     $19.29

Robert Wussler (3)         21,667             7.4%       $ 7.50 to $30.00     $14.42

Charles C. Johnston (3)         0              --            --        --         --
Gail Babitt (4)            15,001             5.1%       $ 3.45 to $30.00     $18.72
George Stemper (4)         13,334             4.6%       $ 3.45 to $30.00     $17.31

Eric Jabobs (5)            25,000             8.5%       $11.25 to $30.00     $16.50
Brian Service(6)            8,334             2.8%       $11.25 to $30.00     $22.50
Employees (7)              67,987            23.2%       $15.00 to $31.88     $24.09
                          -------            ----
                          292,992             100%


(1) Excludes options presently outstanding which expire between May 31, 2004 and December 31, 2004 which will not be subject to cancellation and re-grant as described herein.
(2) Messrs. Selman and Saperstein are executive officers and members of our Board of Directors.
(3) Messrs. Swirsky, Wussler and Johnston are members of our Board of Directors.
(4) Ms. Babitt is our former Chief Financial Officer and Mr. Stemper is our former Chief Operating Officer.
(5) Mr. Jacobs was formerly a member of our Board of Directors and is currently a member of our senior management.
(6)   Mr. Service was formerly a member of our Board of Directors.
(7) Includes 27 current employees of our company who are neither officers, directors nor members of our senior management.

      While the exercise price of the Current Options were equal to the fair market value of our common stock on each of their respective dates of grant, as a result of the reverse stock split we effected during fiscal 2003 to remain in compliance with the listing requirements of the Nasdaq SmallCap Market, the exercise prices were increased 15 fold. If this Proposal 4 is approved, holders of the Current Options will be offered a one-time opportunity to exchange their Current Options for new options (the "Re-Grant Options") to be issued on the date that is six months and one day from the date of cancellation (the "Re-Grant Date"). The Re-Grant Options will represent the same number of shares of our common stock as the Current Options, but with an exercise price that equals the fair market value of our common stock on the Re-Grant Date. The term of the Re-Grant Option will be the longer of two years from the Re-Grant Date or the expiration date of the Current Option. For example, if an option holder currently holds options to purchase 10,000 shares of our common stock at an exercise price of $15.00 per share and the fair market value of our common stock on the Re-Grant Date is $5.00 per share, the Current Options will be cancelled and on the Re-Grant Date the holder will be automatically granted 10,000 Re-Grant Options with an exercise price of $5.00 per share.

      The Board of Directors believes that it is in Visual Data's best interests to undertake this cancellation and re-grant to ensure that the exercise prices of these currently outstanding options have a more relative relationship to the fair market value of the common stock. As a result of the reverse stock split, the exercise price of the Current Options in most cases is significantly higher than the current fair market value of our common stock. This disproportionate relationship between the exercise price and the market value negates the compensatory nature of the Current Options.

Why we need shareholder approval to undertake the cancellation and re-grant of the Current Options

      NASD Marketplace Rule IM-4350-5 of The Nasdaq Stock Market, Inc. requires shareholder approval when a stock option plan is materially amended, including a repricing of outstanding options.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CANCELLATION AND
                     RE-GRANT OF OUTSTANDING STOCK OPTIONS.

                                   PROPOSAL 5

    TO APPROVE THE POSSIBLE ISSUANCE OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF VISUAL DATA UPON THE CONVERSION OF
          SHARES OF SERIES A-10 CONVERTIBLE PREFERRED STOCK AND THE 8%
                       SENIOR SECURED CONVERTIBLE NOTES.


      On June 8, 2004 we executed agreements for the sale of 8% senior secured convertible notes and related securities and the sale of Series A-10 Convertible Preferred Stock and common stock purchase warrants which will result in aggregate gross proceeds to us of $6.5 million (the "Financing Transactions"). On October 15, 2004 we amended certain terms of the Financing Transactions. The financings, which are subject to shareholder approval and other customary conditions, will satisfy the $6.5 million financial requirement of the proposed merger between Visual Data and Onstream Media Corporation.

8% Senior Secured Convertible Notes


      We executed agreements, as amended, to sell to 20 accredited investors $4.35 million principal amount of 8% senior secured convertible notes, together with common stock purchase warrants to purchase an aggregate of 1,522,500 shares of our common stock and an additional investment right entitling the holders to purchase from us up to an additional $2.175 million of 8% senior secured convertible notes. This transaction is structured as a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption under Section 4(2) and Regulation D thereof which will result in gross proceeds to us of $4.35 million.

      These notes will be senior to all current and future indebtedness of Visual Data (other than up to $1.5 million of ordinary business debt) and we will pledge all of our assets and the securities we own in our subsidiaries as collateral for the notes. We will also enter into a control agreement with Vertical Ventures, LLC, as agent for the purchasers of the 8% senior secured convertible notes, to further perfect the security interest to be granted to the purchasers. Additional terms of the 8% senior secured convertible notes include:


      * unless converted or redeemed as described below, the 8% senior secured convertible notes are due on or before the fourth anniversary of the issuance date,


      * 8% annual interest, payable quarterly in arrears beginning March 31, 2005. The interest is payable either in cash or at our option in shares of our common stock valued at 85% of the volume weighted average price of our common stock for the 20 days prior to the payment date, so long as the price is greater than $1.18 per share,


      * subject to certain exceptions, while the notes are outstanding we cannot purchase, redeem or otherwise acquire any capital stock or issue any variable priced equity securities or variable price equity linked securities. We have also agreed not to redeem or repurchase any portion of our Series A-10 Preferred Stock, or any other preferred stock as may be issued in the future while the notes are outstanding, common stock or equity equivalent prior to either the maturity date of the notes or until all the notes have been converted without the consent of the holders of 51% of the outstanding notes,


      * the notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.00 per share which is subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below $1.00 per share, subject to adjustment as set forth above,

      * if at any time while all or any portion of the 8% senior secured convertible notes are outstanding the trading price of our common stock exceeds $1.63 per share for a minimum of 20 days during a 30 day period, then an amount of the notes equal to the total volume for the 30 day period multiplied by the average daily closing price multiplied by 20% will automatically convert into shares of our common stock at the conversion price of $1.00 per share, subject to adjustment as set forth above,


      * the number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock,


      * we can prepay all or any portion of the principal amount of the notes, plus any accrued but unpaid interest. If we should elect to prepay the notes, the holders will have five trading days to convert the notes into shares of our common stock. If we elect to prepay the notes, we must do so pro-rata amongst the holders, and at the time of prepayment we must issue the holders warrants which are equal to 50% of the quotient of (1) the portion of the note being prepaid and (2) $1.00 per share, subject to adjustment as set forth above, with an exercise price equal to the then conversion price,


      * beginning one year from the issuance date and ending 18 months from the issuance date each holder has the right to require us to prepay an amount equal to $500,000 less the principal amount of any notes which have been converted or paid during that period, and for the period beginning on or after 18 months from the issuance date, each holder has the right to require us to prepay an amount equal to $1,000,000 less the principal amount of any notes which have been converted or paid during that period, and


      * beginning at the end of the 21st month following the issuance date the principal outstanding on any remaining 8% senior secured convertible notes will be paid in nine equal quarterly installments on the last day of each quarter. We have the option to pay the quarterly installments in shares of our common stock if the volume weighted average price during the preceding quarter is greater than $1.18 per share. That portion that can be paid in common stock is based upon a formula of 20% of the total trading volume for the quarter multiplied times the average closing price. In any quarter where this formula would result in the issuance of shares of common stock that exceed the amount of the quarterly installment, at the holders option an additional amount of up to 20% may be converted and applied to the final quarterly payment.

      The five year common stock purchase warrants have an exercise price of $1.65 per share, subject to adjustment in the event of stock splits, stock dividends, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock below at a price below $1.65 per share. The warrants include a cashless exercise feature that terminates at the time the shares underlying the warrants are registered. The number of shares of our common stock that can be issued upon the exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

      The additional investment right entitles the holders to purchase up to an additional $2.175 million principal amount of 8% senior secured convertible notes and warrants to purchase up to an additional 761,250 shares of our common stock beginning on the closing date and ending on the one year anniversary date of the registration of the underlying shares of common stock The terms and conditions of the securities contained in this additional investment right will be identical to the initial notes and warrants.

      At closing we will pay a placement agent fee of $304,500 and issue common stock purchase warrants to purchase 435,000 shares of our common stock at an exercise price of $1.65 per share. In addition, we agreed to pay an aggregate of $40,000 for legal fees and expenses, of which $10,000 has been paid to date, in connection with the preparation of the securities purchase agreement and related documents for the sale of these securities by us.


Series A-10 Convertible Preferred Stock


      We also executed agreements, as amended, to sell to 15 accredited investors an aggregate of 215,000 shares of our Series A-10 Convertible Preferred Stock at a purchase price of $10.00 per share, together with five year common stock purchase warrants to purchase 1,075,000 shares of our common stock at an exercise price of $1.50 per share, in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption under
Section 4(2) and Regulation D which will result in gross proceeds to us of $2,150,000.

      We presently owe a lender, who holds a blanket security interest in our assets, an aggregate of $3,080,000. Upon the closing of the Financing Transactions, we will repay him $2,000,000 of that amount in cash, issue him such number of shares of our common stock as equal $80,000 based upon the fair market value of our common stock on the date of issuance, and he will convert the remaining $1,000,000 owed him into 100,000 shares of our Class A-10 Convertible Preferred Stock. In addition, upon the closing of the Financing Transactions we will issue Mr. Fred Deluca an aggregate of 139,650 shares of our Class A-10 Convertible Preferred Stock in exchange for 232,750 shares of our Class A-8 Convertible Preferred Stock with a stated value of $1,396,500. At the closing of the Financing Transactions and upon these payments, we will satisfy this note in full and he will release his security interest in our assets.

      The shares of Series A-10 Convertible Preferred Stock have no voting rights (other than as may be required under Florida law), have a liquidation preference of $10.00 per share plus declared but unpaid dividends, and include certain additional terms as follows:

      * the shares are senior to all other classes of preferred stock and, as applicable, junior to or on a parity with other classes of preferred stock the terms of which expressly provide that they are senior to or on parity with the Series A-10 Convertible Preferred Stock. We cannot create or issue any preferred stock which ranks senior to or pari passu with the Series A-10 without the consent of the holders of at least 50% of the then outstanding shares of Series A-10,

      * the holders are entitled to preferred, cumulative dividends at the rate of 8% per annum, payable quarterly in arrears at our option in cash or with additional shares of Series A-10 Convertible Preferred,


      * each share of the Series A-10 Preferred Stock is convertible into shares of our common stock equal to the original purchase price per share of $10.00 plus accrued and unpaid dividends to the date of conversion divided by the conversion price of $1.00 per share, subject to adjustment in the event of stock splits and dividends and issuances of common stock at a price less than the then conversion price. Any shares of Series A-10 Convertible Preferred that are outstanding on the fourth anniversary of the closing date will automatically convert into common stock upon the same conversion ratio,


      * the shares are not redeemable by us, and

      * without the consent of holders of 50% of the outstanding shares of Series A-10 Convertible Preferred Stock, we cannot incur any indebtedness greater than $1.5 million.


      At closing we will grant the holders of the Series A-10 Convertible Preferred Stock the right to designate one member of our Board of Directors. As of the date hereof, the purchasers have not identified the board designee. At closing, we will pay placement agent fees and a non-accountable expense allowance of $150,500, and issue four year common stock purchase warrants which are identical to the warrants sold with the Series A-10 Convertible Preferred Stock to purchase an aggregate of 215,000 shares at an exercise price of $1.50 per share. In addition, within 30 days from the closing, we will pay the holders a fee of 8% per annum of the stated value of the Series A-10 Convertible Preferred Stock, payable in shares of Series A-10 Convertible Preferred Stock, from the later of June 8, 2004 or the date the money was deposited into escrow through the closing date.


Closings of the transactions

      The closing of both the sale of the 8% senior secured convertible notes and the Series A-10 Convertible Preferred Stock and each of their related securities are subject to shareholder approval, as well as other customary conditions. The aggregate of

$2,150,000 to be received by us from the sale of the Series A-10 Convertible Preferred Stock has been deposited in escrow at a financial institution subject to closing of the transaction. There are no similar escrow provisions for the 8% senior secured convertible notes. If Proposals 5, 6 and 7 are approved at our annual meeting, the closing of the sale of the securities will occur immediately following the meeting, at which time the funds will be released from escrow representing the purchase price of the Series A-10 Convertible Preferred Stock and warrants, and the purchasers of the notes and related securities will tender payment in full for those securities. Immediately following these events, the Onstream Merger will close. If Proposals 5, 6 and 7 are not approved at the 2004 Annual Meeting, the funds presently held in escrow will be returned to the purchasers, without interest or deduction, and we will not sell any of these securities and we will not close the Onstream Media transaction.


Registration Rights

      We have agreed to file a registration statement with the Securities and Exchange Commission within 30 days from the closing date of these transactions registering the shares of common stock issuable upon the conversion of the notes and the Series A-10 Convertible Preferred Stock, the exercise of the warrants, and the shares related to the additional investment right if it is exercised in the future. We have also granted the purchaser's piggy-back registration rights under certain circumstances. If we fail to file the registration statement on a timely basis, or if it is not declared effective by the Securities and Exchange Commission within a maximum of 120 days from the filing date, we are subject to certain penalties.

Use of Proceeds


      We estimate that we will receive net proceeds of approximately $ 5,823,000 upon the closing of the Financing Transactions, after payment of offering expenses (legal, accounting, printing and Nasdaq fees) and placement agent fees. We anticipate that we will use these proceeds as follows:

      Use                                                               Amount
      ---                                                               ------

Virage transaction (1)                                                $1,133,000
Net repayment to Deluca (2)                                            1,800,000
Accrued Onstream Media salaries and expenses (3)                         200,000
Notes payable, short term (4)                                            550,000
Jesup & Lamont Securities Corporation (5)                                150,000
Redemption of A-11 Convertible Preferred Stock (6)                       500,000
Onstream Media capital expenditures (7)                                  450,000
General working capital (8)                                            1,040,000
                                                                      ----------
                                                                      $5,823,000
                                                                      ==========

(1) Includes amounts payable by Onstream Media in satisfaction of the Onstream Media Note, including approximately $21,000 of accrued and unpaid interest as of June 30, 2004. On February 11, 2004 we guaranteed a promissory note (the "Onstream Media Note") in the principal amount of $1,406,250 to Virage from Onstream Media for the licensing of certain software by Onstream Media. The principal was due and payable upon the earlier of (i) May 11, 2004 or (ii) the closing of any debt or equity financing by us of at least $2,000,000. If we did not conclude a financing of at least $2,000,000 or Onstream Media had not satisfied the Onstream Media Note by May 11, 2004, then Onstream Media would be in default under the Onstream Media Note and the software agreement could be terminated at the discretion of Virage and the Onstream Media Note will be cancelled. In June 2004 in connection with a payment of $293,750 to them by us on Onstream Media's behalf, Virage extended the due date of the Onstream Media Note to July 31, 2004, with a 30-day cure period, and the closing by us of any debt or equity financing of at least $2,000,000. Visual Data is currently in discussions with Virage, Inc. to extend the due date on the Onstream Media Note beyond July 31, 2004.

(2) At June 30, 2004 we owed Mr. Deluca approximately $3,080,000 including approximately $80,000 of accrued and unpaid interest as of June 30, 2004. If Proposals 5, 6 and 7 are approved, we will repay him $2,000,000 of that amount in cash, issue him such number of shares of our common stock as shall equal $80,000 based upon the fair market value of our common stock on the date of issuance and he will convert the remaining $1,000,000 owed him into 100,000 shares of our Class A-10 Convertible Preferred Stock. Upon the satisfaction of this loan, the approximately $200,000 presently held by us as restricted cash will be released to us and, accordingly, the foregoing table reflects a net of approximately $1,800,000 in proceeds being paid to Mr. Deluca from the Financing Transactions. Please see Proposal 1, Certain Relationships and Related Transactions, which appear^ on page 16 of this proxy statement for a description of this transaction.

(3) Onstream Media has accrued and unpaid salaries of $366,134 due Messrs. Friedland and Glassman ($183,067 each) through June 30, 2004 together with accrued expenses due them of an aggregate of $12,136. They will each receive $100,000 from the proceeds of the Financing Transactions and the balance of the amounts due them will remain as a liability on our financial statements, to be satisfied by the Company as mutually agreed between the parties in the future.

(4) On February 26, 2004, we borrowed $300,000 from J&C Resources, LLC. Charles
C. Johnston, a member of our Board of Directors, is the President, Chairman and CEO of J&C Resources, LLC. We used these funds for working capital. The term of the loan is one year, and all interest was prepaid through the issuance of 21,000 shares of common stock. In addition, we issued 9,000 shares of common stock as an origination fee and 10,000 shares of common stock for legal and other fees. The shares issued for interest, origination and other fees resulted in a charge of approximately $83,000, which was recorded as a discount and is being amortized over the term of the note. The balance of the unamortized discount is approximately $55,000 as of June 30, 2004 and is included in current portion of note payable. On October 1, 2004 we borrowed $150,000 for working capital. The term of the note is 30 days, earning interest and service charges of $4,500 for the 30-day term. The note can be extended for and additional 30 days, on a day-by-day basis, with the note bearing additional interest and service charges of $300 per day. On October 13, 2004 we borrowed an additional $100,000 for working capital. The term of the note is 28 days, earning interest and service charges of $3,000 for the 28-day term. The note can be extended for and additional 28 days, on a day-by-day basis, with the note bearing additional interest and service charges of $200 per day.


(5) Represents payment for the fairness opinion issued in connection with the Onstream Merger.

(6) On February 10, 2004, we sold 25,000 shares of Class A-11 Convertible Preferred Stock and three-year warrants to purchase 130,000 shares of its common stock to an unaffiliated third party for $500,000 in a private offering. Upon redemption of the Class A-11 Convertible Preferred Stock the shareholder will be entitled to retain the warrants.


(7) Includes anticipated capital expenditures for software licenses and integration by Onstream Media to get the Onstream Media platform operational.

(8) Includes funds to be utilized to further the development of Onstream Media, as well as funds to be used for general corporate purposes.

Why we need shareholder approval to issue these shares and the dilutive effect to our current shareholders

      The only condition to closing the Financing Transactions is approval by our shareholders of this Proposal 5. Rule 4460(i)(1)(D) of The Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules requires certain companies whose securities are traded on the Nasdaq SmallCap Market (such as Visual Data) to obtain shareholder approval prior to issuing common stock (or shares convertible into common stock) in a transaction other than a public offering at a price less than the market value of the common stock when the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to issuance. No shareholder approval was required under Florida law for the sale of the Series A-10 Convertible Preferred Stock or the 8% senior secured convertible notes.

      The approval of the issuance in excess of 19.99% of our common stock will cause dilution in our current stockholders' ownership interests. Any such issuance of additional stock could also have the effect of diluting any earnings per share we may report in the future, together with the book value per share of outstanding shares of our common stock.

      Because the number of shares of our common stock owned at any one time by either the Series A-10 Convertible Preferred Stockholders or the 8% senior secured debenture holders cannot, by the terms of the purchase agreement, exceed 9.999% of our then issued and outstanding common shares, it is also likely that these preferred shareholders will be required to dispose of the shares of our common stock owned by them from time to time, including in open market transaction, to remain under this threshold which could adversely affect the market price of our common stock.


      As discussed above, both the shares of our Series A-10 Convertible Preferred Stock and the 8% senior secured convertible notes are convertible into shares of our common stock at an effective conversion rate of $1.00 per share. As of the date of this proxy statement, our common stock is quoted on the Nasdaq SmallCap Market at $|X| per share, however, the trading in our shares has historically been subject to much volatility and we cannot predict that the market price of our common stock in the future may be greater than the effective conversion rate. As a result of this potential for a conversion at a discount to market, any sales by the converting Series A-10 Convertible Preferred Stockholders or the debenture holders may cause a decline in the trading price of our common stock when these additional shares are resold into the public market. Any possible decrease in the market price of our common stock will adversely affect the value of the shares held by our current shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING THE ISSUANCE BY VISUAL DATA OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF VISUAL DATA UPON THE CONVERSION OF SHARES OF SERIES A-10 CONVERTIBLE PREFERRED STOCK AND THE 8% SENIOR SECURED CONVERTIBLE NOTES.

                                   PROPOSAL 6

         TO APPROVE THE POSSIBLE ISSUANCE OF IN EXCESS OF 19.99% OF THE
       PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF VISUAL DATA UPON
                       THE CLOSING OF THE ONSTEAM MERGER

The Onstream Merger


      On October 22, 2003 we executed an Agreement And Plan Of Merger ^with privately held Onstream Media Corporation to acquire the remaining interest in Onstream Media that we do not presently own. In December 2001, we acquired an initial 20% stake in and formed a strategic partnership with Onstream Media. In March 2003, we increased our ownership in Onstream Media to 28.6%. As a result of subsequent capital transactions by Onstream Media, our ownership interest is now approximately 26%.

      Pursuant to the Agreement And Plan Of Merger OSM Acquisition, Inc., a wholly-owned subsidiary of Visual Data formed for the purposes of the transaction, will merge with Onstream Media and OSM Acquisition, Inc. will be the surviving corporation (the "Onstream Merger"). Under the terms of the Onstream Merger each share of Onstream Media's common stock issued and outstanding immediately prior to the effective time of the Onstream Merger, exclusive of shares of Onstream Media's common stock owned by our company, will be converted into the right to receive 0.1481 shares of our common stock and every Onstream Media option or warrant issued and outstanding immediately prior to the effective time of the Onstream Merger will be converted into the right to receive an option or warrant of Visual Data based upon the same exchange ratio, with the exercise price adjusted by the inverse of the exchange ratio. We did not use a business broker or finder in this pending transaction and, accordingly, we will not pay any commissions or finders fees to any parties upon the closing of the Onstream Merger. The approximate 74% of Onstream Media that we will acquire in the Onstream Merger is held by shareholders of Onstream Media. All of these shareholders are accredited investors.

      On the effective date of the merger we will issue 2,207,966 shares of our common stock to acquire the remaining interest in Onstream Media, together with options and warrants to acquire 463,554 shares of our common stock at an exercise price of $3.376 per share in exchange for the Onstream Media options and warrants outstanding immediately prior to the effective time of the Onstream Merger. In the issuance of the securities in the Onstream Merger, we will rely upon an exemption from registration under the Securities Act of 1933 which is available under Rule 506 of Regulation D of that act.

      The closing of the Onstream Merger is subject to various conditions, including the completion by us of a financing for a minimum of $6.5 million. All other conditions precedent have been satisfied and, if this Proposal 6 is approved by our shareholders, such approval will satisfy the remaining conditions to closing the Onstream Merger. Jesup & Lamont Securities Corporation has issued a fairness opinion regarding this transaction to our Board of Directors.

Background of the Onstream Merger


      In December 2001 following discussions with Onstream Media's management we made a 20% equity investment in Onstream Media which was valued at $200,000. Prior to our decision to make this initial investment, Onstream Media had contacted SAIC and as a result of the discussions, Onstream Media had entered into negotiations with SAIC to build a prototype digital media asset management system, which is referred to as the Onstream Media Solution. When Onstream Media's principals had first approached our management in April 2001 with the idea of partnering and supporting the project, we were developing a significant amount of digital rich media content and our company was investigating alternatives to manage our own content and as well as our customers' content. Visual Data decided it was in its best interests to make a strategic investment in Onstream Media so as to be able to participate in the design and development of the proposed technology. Following our initial investment in Onstream Media, Messrs. Randy Selman and Alan Saperstein, executive officers and directors of Visual Data, were appointed to the Board of Directors of Onstream Media. During the development process for the Onstream Media Solution at the request of Onstream Media we provided input as to the design and feature set of the system. In March 2003 we acquired an additional 8.6% of Onstream Media valued at $750,000 that brought our total ownership interest to approximately 28.6%.

      In June 2003, Onstream Media and SAIC entered into a Basic Ordering Agreement for Professional Solutions ("BOA"), pursuant to which SAIC would build the Onstream Media Solution, an outsourced solution for customers that allows for management and use of digital rich media and offers flexible applications, including collaboration and re-purposing. The original term of the agreement runs through December 31, 2006 and Onstream Media may, at its option, extend the term for up to an additional 48 months by executing four, one year renewal options. SAIC agreed to design the Onstream Media Solution, as hosted and managed by SAIC, to allow for the addition and customization of applications to fit the specific needs of customers. SAIC also agreed to provide certain hosting and back-office services to Onstream Media directly and in support of Onstream Media's support of its customers. The initial estimated cost of the work to be performed by SAIC under the BOA was $8.0 million which was based upon SAIC creating all original software for the Onstream Media

Solution. The amount to complete a working platform has been substantially reduced during the course of the project to approximately $1,600,000 as a result of the integration of third-party, off the shelf software and as well as the assets Onstream Media acquired from Virage. To date, SAIC has been paid approximately $1,125,000 and the remaining approximately $450,000 necessary to complete the platform, which includes payments for third party software as well as integration by SAIC, will be funded from the proceeds of the Financing Transactions. Upon Onstream Media's payment of all amounts due SAIC for each software module described in the BOA (exclusive of third party software), SAIC will grant Onstream Media a royalty-free, worldwide, perpetual non-transferable license (except in the instance of the Onstream Merger at which time it is transferable to the surviving entity) to operate the software created by SAIC for Onstream Media's internal business purposes, by Onstream Media's customers on an ASP basis so long as hosting and OSS/BSS (operating support systems/business support systems) services are provided exclusive by SAIC, and for back-up hosting and disaster recovery purposes. In addition, upon payment by Onstream Media to SAIC of 20% of the original total development costs (excluding third party software) for any particular software which SAIC has developed under the BOA, SAIC will grant Onstream Media a royalty-free, perpetual, world wide license to such software which includes the right distribute the software on an ASP basis to Onstream Media's customers, to a third party hosting the software on behalf of Onstream Media and its customers as end users on an ASP basis, and to end users under an enterprise license for the end user's internal business purposes only. In addition, Onstream Media will have the right to create extensions and enhancements to the software which will be owned by it, and it will grant SAIC a royalty free, world wide, perpetual, non-exclusive license, sublicense and transferable license to operate and modify the extensions and enhancements for itself and its clients.

      Onstream Media would be required to develop its own sales and marketing efforts once the Onstream Media Solution is commercially available; ^however, we believe that our customer base and sales and marketing departments could be utilized to assist Onstream Media in these efforts.

      Following the execution of the BOA, our management had discussions with the management of Onstream Media regarding our acquisition of the remaining interests of Onstream Media. Our management believed a merger of the companies would provide us with certain future benefits which are discussed in greater detail later in this Proposal under "Reasons for the Onstream Merger." Onstream Media's management believed a merger with Visual Data would provide that company with a readier access to capital as Visual Data is publicly-traded, as well as an existing infrastructure and access to sales and marketing support for its Onstream Media Solution. During the course of the discussions between Messrs. Randy Selman and Alan Saperstein, on behalf of Visual Data, and Messrs. Cliff Friedland and Dave Glassman, on behalf of Onstream Media, Onstream Media first proposed a 50%/50% ownership interest of the combined companies between the existing Visual Data shareholders and the existing Onstream Media shareholders exclusive of the shares already owned by Visual Data prior to any additional dilution to the combined companies which would result from capital raises for the combined companies. After consideration and its own internal analysis, Messrs. Selman and Saperstein countered the initial proposal with a suggested exchange ratio whereby the Visual Data shareholders would own 60% of the combined companies and the Onstream Media shareholders exclusive of Visual Data would own 40% of the combined companies, both prior to any additional dilution which would result from capital raises for the combined companies. This equity split was based on our management's internal estimates which assigned Onstream Media a total valuation of approximately $7.5 million, which, when the number of shares already owned by Visual Data were deducted from this total valuation, left an estimated value of $5.3 million which represented the then approximate 72% of Onstream Media that Visual Data did not own. The factors considered by our management in determining this valuation and in ultimately recommending the exchange ratio to our Board Of Directors included:

      *     the prior invested capital in Onstream Media of $1,000,000,
      *     the perceived value of the SAIC contract to Onstream Media,
      *     the discounted cash flow of the Onstream Media business plan, and
      *     the development costs for the system and its level of completion.

      In determining the exchange ratio to recommend to the Board of Directors, our management placed the primary emphasis on the prior invested capital of $1,000,000 in Onstream Media. Onstream Media had previously raised these funds through the sale of shares of its common stock in a private offering at $0.40 per share; based upon the number of shares of common stock outstanding in Onstream Media at the time of the negotiations, management fixed the value of Onstream Media at $7.5 million. While management also considered the other three factors set forth above, it gave no particular weight to any of those factors in arriving at the exchange ratio recommended to the Board of Directors.

      Following these discussions, in July 2003 our management proposed to our Board of Directors that we acquire the remaining stock of Onstream Media that we did not own based upon the foregoing methodology which resulted in an initial exchange ratio based upon the number of shares of common stock outstanding in each company of .1388 shares of our common stock for every one share of Onstream Media's common stock outstanding at the time of the merger, excluding the shares of Onstream Media already owned by Visual Data. The Board of Directors ultimately approved an exchange ratio for the Onstream Merger of 0.1481 shares of our common stock for every one share of Onstream Media outstanding at the effective time of the merger, and every Onstream Media option or warrant issued and outstanding immediately prior to the effective time of the Onstream Merger will be converted into the right to receive an option or warrant of Visual Data based upon the same exchange ratio, with the exercise price adjusted by the inverse of the exchange ratio. The immaterial increase in the exchange ratio was based upon the number of shares of common stock of each company actually outstanding on September 15, 2003, which was utilized for the Agreement And Plan Of Merger.

Under the terms of the Agreement and Plan of Merger the exchange ratio is fixed. As such, any increase in the number of shares of the Onstream Media outstanding at the effective time of the Onstream Merger will result in the issuance of additional shares of our common stock in the transaction. We do not anticipate, however, that the number of shares of Onstream Media outstanding on the effective date of the merger will materially increase.

Once the relative valuations were established, which resulted in the ownership split of the combined companies of 60% for the Visual Data shareholders and 40% for the Onstream Media shareholders (exclusive of Visual Data), the exchange ratio was fixed. At that time, the market value of our common stock averaged approximately $2.50 per share. On the date the Agreement and Plan of Merger was executed, the fair market value of our common stock was $3.00 per share that is the price we are required to use in establishing the value of the transaction pursuant to generally accepted accounting principles. As a result of this increase in the market value of our common stock from the date the valuation was determined to the date the Agreement and Plan of Merger was executed, the ultimate valuation which we will ascribing to the shares of Onstream Media we do not presently own will be approximately $6.6 million based upon the number of shares of Onstream Media presently outstanding and not already owned by Visual Data.

      Following this recommendation by our management to our Board of Directors, our Board of Directors established a special committee, comprised of our non-management directors who are also our Audit Committee, ^to review the proposed transaction. This special committee was charged with evaluating, on our behalf, the issues of concern to Visual Data related to the Onstream Merger; to consult legal counsel and to retain and consult financial advisors to assist the special committee and the board; and to present a report and recommendations regarding the Onstream Merger to the entire Visual Data Board of Directors for its review and approval. At the time the special committee reviewed the transaction the business relationships between each of Messrs. Wussler and Johnston, including the economic terms thereof, was acknowledged by the entire board. The special committee performed research with respect to obtaining a fairness opinion of the proposed transaction, considered several investment banking firms with experience in evaluating transactions and issuing fairness opinions and, after completing its research, engaged Jesup & Lamont Securities Corporation to review the proposed terms of the Onstream Merger and render its opinion regarding the fairness of the transaction to the Visual Data shareholders. Jesup & Lamont is an investment banking firm which provides investment banking, financial advisory services and merger and acquisition advice for clients spanning a broad range of industries and geographic locations. Jesup & Lamont, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.

      In May 2003 we had previously engaged Jesup & Lamont to provide us with investment banking and financial advisory services unrelated to Onstream Media. We had no prior business relationship with Jesup & Lamont prior to this engagement. In March 2004, following that firm's engagement to render an opinion regarding the fairness of the Onstream Merger to our shareholders, we terminated the May 2003 agreement. We paid Jesup & Lamont a total of approximately $30,000 in fees under the May 2003 agreement. These fees were unrelated to the Onstream Merger.

      The proposed terms of the Onstream Merger were presented to Jesup & Lamont and the special committee requested that they review the pending transaction and consider its fairness to our shareholders. The special committee also concluded that a minimum of $6.5 million of additional capital would need to be raised to provide the proper capital to operate the combined companies after the merger. The minimum amount of necessary capital the special committee determined would need to be raised was based upon its internal financial analysis of each of Visual Data and Onstream Media, including each company's liabilities, their working capital needs, perceived efficiencies following the merger through shared overhead and staff and an estimation of the costs of the capital raises.

      As described in Proposal 5, we anticipate that we will receive net proceeds of approximately $5.8 million from the Financing Transactions. Since the special committee's original estimates were completed in the fall of 2003, as a result of the time it took to secure the financing commitments and the additional time it has taken to prepare and file our proxy statement with the SEC and hold this meeting, the working capital needs of both Visual Data and Onstream Media have evolved. While management believes that the net proceeds of the Financing Transactions will still provide sufficient capital for the combined companies to satisfy their current obligations and conclude the Onstream Media Solution to the point where the product can be introduced to the market, there are no assurances that the funds from the Financing Transactions will be sufficient to provide the combined companies with capital for operations through the end of fiscal 2005. We may be required to raise additional capital in future periods and there are no assurances we will be successful in such an endeavor. If we are unable to raise capital as needed, the ability of the combined companies to continue as going concern will be in jeopardy.

      Jesup & Lamont rendered its fairness opinion to our Board Of Directors which is described in greater detail below^.


Reasons for the Onstream Merger

      We believe that the Onstream Media service will expand our product offering by providing our Fortune 1000 and media and entertainment customers a low cost monthly service for the storage, streaming, encoding, collaboration and distribution of digital rich media. We believe that Onstream Media brings new target markets for our webcasting services that include government, healthcare, education, telecommunications and international sectors. We believe that these verticals also have strong requirements for digital asset management services and are the primary business sectors for SAIC. Our purchase of assets and licensing of software from Virage permitted us to begin providing digital asset management services during the second quarter of fiscal 2004; however, we do not have internal data and storage facilities. As a result, we believe that the merger with Onstream Media will enable us to utilize Onstream Media's platform, including a managed data and storage facility, when completed. We also believe the Onstream Merger with will expose our company to significant incremental revenue opportunities in our webcasting and EDNET businesses. Moreover, we believe that the merger will eliminate the need for our company to expend significant capital, manpower and time to develop, build and roll-out our own asset management system. We believe that being able to offer our clients such instrumental product and services is a critical element to differentiating Visual Data from our competitors in the marketplace.

      Like Visual Data, Onstream Media will generate sales, with projected margins in excess of 60%, primarily through providing monthly recurring fees for subscriptions, storage, streaming and transport, encoding and professional services. Onstream Media will benefit from our infrastructure and sales channels. Additionally, Onstream Media's planned back office support will provide fully automated billing and provisioning to our current semi-automated system. We anticipate that the further automation of our billing and provisioning requirements will speed up billing time, cash flow and scalability.

Factors Considered by the special committee of our Board of Directors

      The special committee of our Board of Directors concluded that, with the required minimum capital $6.5 million, the combination of the Onstream Media assets and our business and assets would be in the best interests of our shareholders for several reasons, including:

      - Onstream Media's technology would greatly enhance the efficiency of our operations in billing, administration and intra-company communications enhancing the value of the overall enterprise,

      - Our customers would benefit from the additional capabilities which in turn would grow revenues from existing clients,

      - Onstream Media's relationship with SAIC would open up new opportunities to not only sell both Visual Data's legacy products and services to the U.S. government as well as SAIC's other commercial customers but also would enable Visual Data to resell SAIC's professional services to its own customers,

      - To be contractually part of the SAIC transaction flow as a result of the contract providing opportunities to bid on larger government projects as a part of the SAIC proposal process including the addition of the Onstream Media products on the GSA schedule (including Visual Data webcasting services resold by Onstream Media).

      The special committee also considered additional, less positive factors, and these factors' impact on our company, including that Onstream Media is a development stage business with no revenues, minimal working capital, a limited management team, additional fixed costs and no track record that its products or services would be marketable. In addition, the special committee considered the dilutive nature of the transaction to our shareholders. In considering these other factors, the special committee still determined that the acquisition combined with the capital infusion would offset the effect of the additional fixed costs, the lack of working capital and provide the time necessary to position the combined company to generate and scale its revenues. As far as limited management, the special committee determined Visual Data's existing management team combined with the Onstream Media principals would form a capable and experienced team. By virtue of our acquisition of Virage assets and the new business it has generated the committee was further convinced that the new service offering combined with the current products would provide a better opportunity overall to scale the revenues and create a broader offering. Finally, the committee felt that the potential benefits of the merger, and its potential affect on Visual Data's ability to scale its revenues and create shareholder value, would in the near future offset any dilutive affect the acquisition would have in the short term.

      The special committee of our Board of Directors took into consideration all the above factors met with management of Onstream Media on several occasions. In addition, the special committee reviewed the opinion of Jesup & Lamont in making its determination on proceeding with the Onstream Merger and concluded that the valuation of the company was inline with industry comparables as well as using a discounted cash flow analysis and a contribution analysis the valuation was also in line. Based upon the foregoing, the Board of Directors approved the exchange ratio of:

      * 0.1481 shares of our common stock for each share of Onstream Media common stock outstanding at the effective time of the Onstream Merger, which was determined based upon the then current fair market value of our common stock, and

      * every Onstream Media option or warrant issued and outstanding immediately prior to the effective time of the Onstream Merger will be converted into the right to receive an option or warrant of Visual Data based upon the same exchange ratio, with the exercise price adjusted by the inverse of the exchange ratio.

      On October 22, 2003 we executed the Agreement and Plan of Merger with Onstream Media. Based upon the number of shares of Onstream Media's common stock presently outstanding, upon the closing of the transaction the shareholders of Onstream Media (exclusive of Visual Data) will own approximately 31% of the combined companies. This amount will be reduced to approximately 13.8% when the shares underlying the securities being issued in the Financing Transactions are issued, giving no effect to the additional investment right or the exercise of any outstanding options or warrants. Our Board of Directors determined that the percentage of common stock to be issued to the shareholders of Onstream Media in the Onstream Merger was appropriate and fair to our shareholders as a result of the benefits of Onstream Media's technology, both to us and to our customers, and Onstream Media's relationship with SAIC, all as described earlier in this proxy statement.

      For additional information on how the closing of the Onstream Merger and the Financings will effect Visual Data, please see "How Proposal 5, Proposal 6, Proposal 7 and Proposal 6 will effect Visual Data" appearing later in this proxy statement.

Opinion of Visual Data's Financial Advisor

      We retained Jesup & Lamont to render to the Board of Directors an opinion as to the fairness of the exchange ratio in the Onstream Merger, from a financial point of view, to the shareholders of Visual Data. Our Board of Directors did not limit the investigations made or the procedures followed by Jesup & Lamont in giving its oral or written opinion.

      At a meeting of the Board of Directors on August 21, 2003, Jesup & Lamont rendered its oral opinion (the "August 2003 Opinion"), as of that date and based upon and subject to the assumptions, factors and limitations described below, that the then proposed exchange ratio of 0.1388 shares of Visual Data common stock for each outstanding share of Onstream Media not already owned by Visual Data in the proposed Onstream Merger was fair, from a financial point of view, to the shareholders of Visual Data. On October 22, 2003, and as affirmed on October 15, 2004, Jesup & Lamont delivered to the Board of Directors of Visual Data its written opinion (respectively, the "October 2003 Opinion" and the "October 2004 Opinion"), as of such dates and based upon and subject to the assumptions, factors and limitations set forth in the respective written opinions and described below, the final exchange ratio in the Onstream Merger of
0.1481 shares of Visual Data common stock for each outstanding share of Onstream Media not already owned by Visual Data in the proposed Onstream Merger was fair, from a financial point of view, to the shareholders of Visual Data. Copies of Jesup & Lamont's October 2003 Opinion and the October 2004 Opinion are attached to this document as Appendix G and H and are incorporated into this document by reference.

      While Jesup & Lamont rendered its opinion and provided certain analyses to the Board of Directors, Jesup & Lamont was not requested to and did not make any recommendations to the Board of Directors as to the specific form or amount of the consideration to be paid by Visual Data in the proposed Onstream Merger, which was determined through negotiations between Visual Data and Onstream Media. Jesup & Lamont's written opinion, which was directed to the Board of Directors, addresses only the fairness of the exchange ratio in the Onstream Merger, from a financial point of view, to the shareholders of Visual Data, does not address Visual Data's underlying business decision to proceed with or effect the Onstream Merger or structure thereof, the value at which Visual Data's common stock will trade subsequent to the Onstream Merger, the relative merits of the Onstream Merger compared to any alternative business strategies that might exist for Visual Data or the effect of any other transaction in which Visual Data might engage and does not constitute a recommendation to any Visual Data shareholder as to how to vote in the Onstream Merger.

      In connection with rendering its opinion, Jesup & Lamont, among other things:

      o Reviewed drafts of the Onstream Merger Agreement dated August 20, 2003 and October 20, 2003 (and amendments thereto);
      o Held discussions with certain senior officers and other representatives and advisors of Visual Data and Onstream Media concerning the business, operations and prospects of Visual Data and Onstream Media on a stand-alone basis and the combined company resulting from the transactions contemplated by the Merger Agreement;
      o Examined certain publicly available business and financial information relating to Visual Data and Onstream Media as well as certain financial forecasts and other financial and operating data which were provided to or otherwise discussed with us by the respective managements of Visual Data and Onstream Media, including information relating to certain strategic implications and operational benefits anticipated to result from the Onstream Merger;

      o Reviewed, to the extent publicly available, financial terms of certain precedent transactions involving companies operating in industries deemed similar to Visual Data and Onstream Media;
      o Reviewed, to the extent publicly available, financial data of selected public companies deemed comparable to Visual Data and Onstream Media; and
      o Conducted such other analyses and examinations and considered such other financial, economic and market criteria as Jesup & Lamont deemed appropriate to arrive at its opinion.

      In accordance with customary investment banking practice, Jesup & Lamont employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses and other information that Jesup & Lamont prepared and relied on in delivering its opinion to the Board of Directors of Visual Data. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Jesup & Lamont more fully, you should read the tables together with the text of each such summary. The tables alone do not constitute a complete description of Jesup & Lamont's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Jesup & Lamont.

      Summary of Selected Analyses

      The summary table provided below sets forth summary data, calculated as of the date of the August 2003 Opinion, the October 2003 Opinion and the October 2004 Opinion, with respect to: (i) the ranges of implied exchange ratios derived from the discounted cash flow analysis performed by Jesup & Lamont in connection with its opinion compared to the exchange ratio offered in the Onstream Merger and (ii) the expected relative contribution of Visual Data and Onstream Media to the pro forma combined company in terms of estimated revenue, cash flow and discounted cash flow for the fiscal years through 2008 derived from the contribution analysis prepared by Jesup & Lamont in connection with its opinion compared to the pro forma equity ownership of the combined company that the Visual Data and Onstream Media shareholders would hold based on the exchange ratio in the proposed Onstream Merger.

      The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Jesup & Lamont with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, Jesup & Lamont considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach any specific conclusion with respect to any such analysis. Rather, Jesup & Lamont made its determination as to the fairness to Visual Data of the exchange ratio, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses in the summary table below as well as the other analyses described in the following pages. Accordingly, the data included in the summary table should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Jesup & Lamont.

                                          August 2003 Opinion   October 2003 Opinion   October 2004 Opinion
-----------------------------------------------------------------------------------------------------------
Pro forma ownership of Visual Data
   shareholders based on proposed
   Exchange Ratio                                60.0%                  63.7%                  69.0%
Visual Data contribution (through 2008)
   based on Contribution Analysis
      Revenue                                    39.4%                  34.9%                  41.5%
      Cash flow                                  41.9%                  33.9%                  25.4%
      Discounted cash flow                   60.1% - 60.9%          55.4% - 55.5%          51.4% - 52.4%
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Proposed Exchange Ratio                          0.1388                 0.1481                 0.1481
Implied Exchange Ratio based on
   Revenue                                       0.3199                 0.4831                 0.4651
   Cash flow                                     0.2890                 0.5058                 0.9690
   Discounted Cash Flow                     0.1339 - 0.1382        0.2081 - 0.2092        0.2997 - 0.3120
-----------------------------------------------------------------------------------------------------------


Jesup & Lamont noted that in each case shown in the above summary table, the proposed exchange ratio was equivalent to or less than the exchange ratio implied by the Contribution Analysis and the Discounted Cash Flow Analysis.

      The August 2003 Opinion

      Discounted Cash Flow Analysis. Jesup & Lamont performed a discounted cash flow analysis for Visual Data and Onstream Media in which it calculated the present value of the projected hypothetical future cash flows of Visual Data and Onstream Media using financial planning data prepared by management of each of Visual Data and Onstream Media. Jesup & Lamont estimated a range of theoretical values for Visual Data and Onstream Media based on the net present value of their respective implied annual cash flows and terminal values in 2008 calculated based upon a multiple of revenues. Jesup & Lamont applied a discount rate range of 17.5% to 22.5% for Visual Data and 32.5% to 37.5% for Onstream Media and a range of terminal value multiples of 1.0x to 1.4x of forecasted 2008 revenues for each of Visual Data and Onstream Media. This analysis yielded an implied exchange ratio range of 0.1339 to 0.1382 and was compared to the then offered exchange ratio in the proposed Onstream Merger of 0.1388.

      Contribution Analysis. Jesup & Lamont compared the 60.0% pro forma equity ownership of the combined company that Visual Data's shareholders would hold based on the then offered exchange ratio of 0.1388 to the expected relative contributions of Visual Data and Onstream Media to the pro forma combined company in terms of revenue, cash flow and discounted cash flow (based on the Discounted Cash Flow Analysis described above) for 2004 through 2008:

                             Visual Data           Onstream Media
                             -----------           --------------

Revenue                        39.4%                    60.6%
Cash Flow                      41.9%                    58.1%
Discounted Cash Flow           60.1 - 60.9%             39.1 - 39.9%

Pro Forma Ownership            60.0%                    40.0%

      Public Company Comparable Analysis. Jesup & Lamont compared financial information and valuation ratios relating to Visual Data to corresponding data and ratios from 13 publicly traded companies deemed comparable to Visual Data. This group was selected from companies with equity values (defined as equity price multiplied by common shares outstanding) of less than $300 million and revenues of less than $125 million that provide solutions and services related to rich media communication, collaboration and storage. This group was further categorized as either micro-cap (equity value generally less than $100 million) or small-cap (equity value less than $250 million). The micro-cap group comprised Centra Software Inc., Ezenia! Inc, First Virtual Communications, Inc., Innodata Corp., Loudeye Corp. and Virage, Inc. The small-cap group comprised Convera Corporation, iManage, Inc., Interwoven Inc., Mobius Management Systems Inc., RADVision Ltd., Raindance Communications, Inc. and Stellent, Inc.

      This analysis produced the following equity value multiples of latest twelve month ("LTM") revenues:

      Visual Data                                        0.9x
      Micro-Cap Group
         High                                            6.7x
         Median                                          1.6x
         Mean                                            2.3x
         Adjusted Mean (1)                               1.6x
         Low                                             0.4x
      Small-Cap Group
         High                                            4.8x
         Median                                          2.5x
         Mean                                            2.9x
         Adjusted Mean (1)                               2.7x
         Low                                             1.4x

----------
(1)   Excludes high and low values.

      Precedent Transactions Analysis. Jesup & Lamont reviewed 12 acquisition transactions (the "Precedent Transactions") involving companies that it deemed comparable to the Onstream Merger. It selected these transactions by searching Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources by applying the following criteria:

      o transactions that were announced between January 1, 2001 and August 20, 2003 involving the merger or acquisition of public or private companies, subsidiaries or selected assets in businesses deemed comparable to Visual Data and Onstream Media and

      o transactions involving target entities with LTM revenues of less than $35 million.

      These transactions consisted of the acquisition of:

      o     InfoWorkSpace unit of General Dynamics by Ezenia! Inc.;
      o     remaining 60% interest in Buzzsaw.com, Inc. by Autodesk, Inc.;
      o streaming media software product line of Media 100 Inc. by Autodesk, Inc.;
      o     Bulldog, Inc. by Documentum;
      o     Boxcar Software, Inc. by Documentum;
      o     iKnowledge, Inc. by Avid Technology, Inc.
      o     TruArc Corporation by Documentum;
      o     eRoom Technology, Inc. by Documentum;
      o     Eloquent, Inc. by Open Text Corporation;
      o     desktop software assets of Sonic Foundry by Sony Pictures Digital;
      o     media services assets of Sonic Foundry by Deluxe Media Services; and
      o     MediaBin by Interwoven, Inc.

      Jesup & Lamont calculated the resulting range of multiples of adjusted purchase price (defined as equity value plus total debt minus cash and cash equivalents) divided by the seller's revenue in the LTM prior to acquisition:

      High                                        19.4x
      Median                                       2.3x
      Mean                                         4.2x
      Adjusted Mean (1)                            2.3x
      Low                                          0.8x

----------
(1)   Excludes high and low values.

      The foregoing public company comparable analysis and precedent transaction analysis was presented to the Board of Directors to provide it with background information and perspective with respect to relative trading patterns and multiples. Jesup & Lamont noted, however, that it was impractical to calculate a range of equity values or exchange ratios for Onstream Media from this analysis due to the developmental/pre-revenue stage of Onstream Media.

      The October 2003 Opinion

      Discounted Cash Flow Analysis. Jesup & Lamont performed a discounted cash flow analysis for Visual Data and Onstream Media, utilizing the same parameters and methodology included in the August 2003 Opinion and updated financial planning data prepared by management of each of Visual Data and Onstream Media. This analysis yielded an implied exchange ratio range of 0.2081 to 0.2092 and was compared to the exchange ratio in the proposed Onstream Merger of 0.1481.

      Contribution Analysis. Jesup & Lamont compared the 63.7% pro forma equity ownership of the combined company that Visual Data's shareholders would hold based on the exchange ratio in the proposed Onstream Merger of 0.1481 to the expected relative contributions of Visual Data and Onstream Media to the pro forma combined company in terms of revenue, cash flow and discounted cash flow (based on the Discounted Cash Flow Analysis described above) for 2004 through 2008:

                             Visual Data           Onstream Media
                             -----------           --------------

Revenue                        34.9%                    65.1%
Cash Flow                      33.9%                    66.1%
Discounted Cash Flow           55.4 - 55.5%             44.5 - 44.6%
Pro Forma Ownership            63.7%                    36.3%

      Public Company Comparable Analysis. To reflect the completion of the acquisition of Virage, Inc. by Autonomy Corporation in September 2003, Jesup & Lamont deleted Virage, Inc. from the micro-cap comparables included in the August 2003 Opinion and replaced it with Sonic Foundry, Inc. This analysis produced the following equity value multiples of LTM revenues:

      Visual Data                                        1.3x
      Micro-Cap Group
                High                                     8.3x
                Median                                   2.3x
                Mean                                     2.8x
                Adjusted Mean (1)                        2.0x
                Low                                      0.5x
      Small-Cap Group
                High                                     5.7x
                Median                                   3.5x
                Mean                                     3.7x
                Adjusted Mean (1)                        3.7x
                Low                                      2.0x

---------
(1)   Excludes high and low values.

      Precedent Transactions Analysis. In addition to the Precedent Transactions included in the August 2003 Opinion, Jesup & Lamont reviewed the acquisition of Virage, Inc. by Autonomy Corporation. Jesup & Lamont calculated the resulting range of multiples of adjusted purchase price divided by the seller's revenue in the LTM prior to acquisition:

      High                                               19.4x
      Median                                              1.8x
      Mean                                                3.9x
      Adjusted Mean (1)                                   2.2x
      Low                                                 0.8x

---------
(1)   Excludes high and low values.

      The foregoing public company comparable analysis and precedent transaction analysis was presented to the Board of Directors to provide it with background information and perspective with respect to relative trading patterns and multiples. Jesup & Lamont noted, however, that it was impractical to calculate a range of equity values or exchange ratios for Onstream Media from this analysis due to the developmental/pre-revenue stage of Onstream Media.

      The October 2004 Opinion

      Discounted Cash Flow Analysis. Jesup & Lamont performed a discounted cash flow analysis for Visual Data and Onstream Media, utilizing the same parameters and methodology included in the August 2003 Opinion and the October 2003 Opinion and updated financial planning data prepared by management of each of Visual Data and Onstream Media. This analysis yielded an implied exchange ratio range of 0.2997 to 0.3120 and was compared to the exchange ratio in the proposed Onstream Merger of 0.1481.

      Contribution Analysis. Jesup & Lamont compared the 69.0% pro forma equity ownership of the combined company that Visual Data's shareholders would hold based on the exchange ratio in the proposed Onstream Merger of 0.1481 to the expected relative contributions of Visual Data and Onstream Media to the pro forma combined company in terms of revenue, cash flow and discounted cash flow (based on the Discounted Cash Flow Analysis described above) for 2005 through 2008:

                                  Visual Data         Onstream Media

      Revenue                        41.5%                58.5%
      Cash Flow                      25.4%                74.6%
      Discounted Cash Flow           51.4 - 52.4%         47.6 - 48.6%
      Pro Forma Ownership            69.0%                31.0%

      Public Company Comparable Analysis. To reflect the completion of the merger of Interwoven Inc. and iManage, Inc., Jesup & Lamont deleted Interwoven Inc. and iManage, Inc. from the small-cap comparables. In addition, to reflect Innodata Isogen, Inc.'s and Raindance Communications, Inc.'s market capitalization, Jesup & Lamont re-classified Innodata Isogen, Inc. from the micro-cap to the small-cap group and reclassified Raindance Communications, Inc. from the small-cap to the micro-cap group. This analysis produced the following equity value multiples of LTM revenues:

      Visual Data                                        1.1x
      Micro-Cap Group
            High                                         12.2x
            Median                                        1.3x
            Mean                                          4.0x
            Adjusted Mean (1)                             2.9x
            Low                                           0.3x
      Small-Cap Group
            High                                          5.3x
            Median                                        2.6x
            Mean                                          3.1x
            Adjusted Mean (1)                             2.9x
            Low                                           1.6x

----------
(1)   Excludes high and low values.

      Precedent Transactions Analysis. In addition to the Precedent Transactions included in the August 2003 Opinion and the October 2003 Opinion, Jesup & Lamont reviewed the acquisition of Optika Inc. by Stellent, Inc. Jesup & Lamont calculated the resulting range of multiples of adjusted purchase price divided by the seller's revenue in the LTM prior to acquisition:

      High                                                19.4x
      Median                                               1.8x
      Mean                                                 3.7x
      Adjusted Mean (1)                                    2.1x
      Low                                                  0.8x

----------
(1)   Excludes high and low values.

      The foregoing public company comparable analysis and precedent transaction analysis was presented to the Board of Directors to provide it with background information and perspective with respect to relative trading patterns and multiples. Jesup & Lamont noted, however, that it was impractical to calculate a range of equity values or exchange ratios for Onstream Media from this analysis due to the developmental/pre-revenue stage of Onstream Media.

      In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the Board of Directors, Jesup & Lamont did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Jesup & Lamont believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Jesup & Lamont's fairness determination. Rather, Jesup & Lamont considered the totality of the factors and analyses performed in determining its opinion.

      The analyses of Jesup & Lamont are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. None of the selected companies reviewed as described in the above summary is identical to Visual Data or Onstream Media, and none of the selected transactions reviewed was identical to the Onstream Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Jesup & Lamont's analysis, may be considered similar to those of Visual Data and Onstream Media. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of Jesup & Lamont's analysis, may be considered similar to the Onstream Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Visual Data and Onstream Media were compared and other factors that could affect the public trading value of the companies.

      For purposes of its opinion, Jesup & Lamont relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Visual Data and Onstream Media, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Jesup & Lamont relied upon the assurances of the management of Visual Data and Onstream Media that the information provided to it by Visual Data and Onstream Media was prepared on a reasonable basis in accordance with industry practice and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Jesup & Lamont incomplete or misleading. Jesup & Lamont expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based. Jesup & Lamont also assumed the Onstream Merger will be consummated pursuant to the terms of the Onstream Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

      In arriving at its opinion, Jesup & Lamont did not perform any appraisals or valuations of any specific assets or liabilities of Visual Data or Onstream Media and was not furnished with any such appraisals or valuations. Jesup & Lamont made no physical inspection of the properties or assets of Visual Data or Onstream Media. Jesup & Lamont undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Visual Data or Onstream Media or their affiliates was a party or may be subject and Jesup & Lamont's opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

      Jesup & Lamont expressed no opinion as to the price at which shares of Visual Data common stock have traded or may trade following announcement of the Onstream Merger or at any future time. Jesup & Lamont's opinion addressed only the exchange ratio in the Onstream Merger and no other term or agreement relating to the Onstream Merger. The opinion is based on information available to Jesup & Lamont and the facts and circumstances and economic, market and other conditions as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Jesup & Lamont has not undertaken to and is not obligated to update, revise or reaffirm its opinion or otherwise comment on any events occurring after the date it was given and prior to the completion of the Onstream Merger.

      Jesup & Lamont, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.

      Jesup & Lamont consented to the use of its opinion in this proxy statement.

      Upon consummation of the Onstream Merger and the Financing we will be obligated to pay Jesup & Lamont a transaction fee of $150,000. Whether or not the transaction is consummated, Visual Data has agreed to pay the reasonable out-of-pocket expenses of Jesup & Lamont and to indemnify Jesup & Lamont against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Jesup & Lamont by the Board of Directors.


About Onstream Media

Its history

      Onstream Media is a development stage company which was founded in 2001 with the business objective of developing a feature rich digital asset management service and offering the service on an application service provider
(ASP) basis to exploit the confluence of trends in broadband access and the cost of digital storage media. Digital asset management is a set of coordinated technologies and processes that allow the quick and efficient storage, retrieval, and reuse of the digital files that are essential to all businesses. These digital files include photos, videos, audio files, engineering specs, architectural plans, web pages, and many other pieces of business collateral. Digital asset management provides the business rules and processes needed to acquire, store, index, secure, search, export and transform these assets and their descriptive information.

      In March 2002, Onstream Media contracted with Science Applications International Corporation (SAIC) to build the Onstream Media's Alpha platform and demonstration system. In July 2002, SAIC made an equity investment in Onstream Media, which represented a 2% ownership position. In December 2001, we made a 20% equity investment in Onstream Media, which was subsequently increased to 28.6% and entered into a strategic joint venture.

      On February 11, 2004, Onstream Media entered into a license agreement whereby it licensed certain software from Virage, Inc. This software will be integrated into the Onstream Media digital asset management platform. On February 11, 2004 we guaranteed a promissory note (the "Onstream Media Note") in the principal amount of $1,406,250 for Onstream Media in favor of Virage for the licensing of certain software by Onstream Media. The principal was due and payable upon the earlier of (i) May 11, 2004 or (ii)the closing of any debt or equity financing by us of at least $2,000,000. If we had not concluded a financing of at least $2,000,000 or Onstream Media has not satisfied the Note by May 11, 2004, Onstream Media would be in default under the Note and the software agreement could be terminated at the discretion of Virage and the Note will be cancelled. In June 2004 in connection with a payment of $293,750 to Virage by us on Onstream Media's behalf, Virage extended the due date of the Onstream Media Note to July 31, 2004 and the closing by us of a debt or equity financing of at least $2,000,000. Onstream Media and Virage are negotiating in good faith the extension of the payment through September 30, 2004. As set forth in Proposal 5, $1,133,000 of the proceeds of the Financing Transactions will be advanced to Onstream Media for use in satisfying the Onstream Media Note in full.

Its business model

      Onstream Media's digital asset management center will allow its customers and their employees to connect their computers and IP-enabled devices systems to the Onstream Media network to encode, index, store, stream, broadcast and access their digital-rich media files. Typical customers will be businesses that require large and rapidly growing volumes of digital-rich media files. These companies span a wide range of economic sectors, such as financial services, communications, media, healthcare, education, small to medium businesses and home offices.

      Onstream Media's business model provides that it will make available to enterprises, without having to invest in a costly infrastructure, a full range of digital asset management, repurposing and collaboration tools. In addition to reducing operations and capital costs, Onstream Media's goal is to deliver a service that permits greater exploitation of content through repurposing and indexing, and a secure collaborative environment that permits integrated team development of all forms of rich media.

      We believe that Onstream Media's solution will:

      * Offer a suite of media management, collaboration and repurposing tools,
      * Provide a secure, hosted service that is economical for a range of business sizes from individually owned to the Fortune 500,
      * Relieve organizations from the capital and labor costs of purchasing and maintaining media storage and management systems,
      * Offer customized user tools and capabilities with the ability to tailor the system through the addition of new features directed to specific user needs,
      * Offer a flexible core system design that allows for the addition of commercial applications and scaling to grow as media libraries increase,
      * Provide a secure communication or VPN architecture that allows enterprises to share rich media documents quickly, cost effectively from any location in the world.

      Onstream Media's goal is to provide the highest quality standard for a global IP-based content management system and supply its customers with a secure, high availability and redundant digital asset management network providing online access to digital assets. Whether the assets are audio files, financial information, photographic libraries, CAD/CAM drawings, corporate video assets or the creation and collaboration of new media, Onstream Media intends to offer an alternative to customers from building, managing and operating their own digital asset management infrastructures.

      By outsourcing valuable digital assets through Onstream Media, we believe that businesses will be able to more cost-effectively satisfy and manage their growing media libraries and will be freed from the need to build and operate and manage their own digital asset management networks.

      Onstream Media's business model assumes revenue will be generated from subscription fees, encoding fees, streaming fees, storage fees and professional fees.

      Onstream Media has contracted with SAIC to design, implement and manage its network. An alpha demonstration version of the platform was completed in June 2003, and it is anticipated that version 2.0, an integrated platform including SAIC technology and the Virage assets will be available by the end of the fourth quarter of 2004 with commercial deployment in the first quarter of 2005. The system is currently operational, however, certain features that were determined to be required in the commercial system have yet to be deployed due to funding constraints. Upon the closing of the Onstream Merger, these features will be integrated and the system will be ready for commercial deployment as defined above.

      Once the integrated platform is released for commercial deployment, Onstream Media believes it can market its digital asset management services through a combination of our client base and contacts which may be provided through its relationship with SAIC. There is no agreement or understanding, however, between SAIC and Onstream Media regarding the marketing of Onstream Media's digital asset management services to its customers.

Intellectual Property

      Onstream Media's success will depend in part on its ability to protect its intellectual property. To protect its proprietary rights, Onstream Media will rely generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although it may not sign such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use its platform. Onstream Media may also pursue the registration of certain of its trademarks and service marks in the United States. In general, there can be no assurance that Onstream Media's efforts to protect its intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of its intellectual property. Its failure or inability to protect its proprietary rights could materially adversely affect its business, financial condition and results of operations.

Employees

      Onstream Media currently has three employees, all of which are full-time and none of which are part-time. None of its employees are covered by collective bargaining agreements and Onstream Media believes its relationships with its employees to be good.

Principal Executive Offices and General Information

      Onstream Media was formed under the laws of the State of Florida in June 2001. Its fiscal year is December 31. Onstream Media is a privately held company and its shares are not traded on any exchange or the Nasdaq Stock Market, nor are they quoted in the over-the-counter market. In accordance with a Management Agreement, we lease Onstream Media approximately 1,125 square feet of office space in our principal executive offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069. In accordance with a Management Agreement, Onstream Media is charged $750 per month for office space and $500 per month for general facilities.

Selected Financial Information

      The following summary financial information has been derived from the financial statements of Onstream Media that are included in this proxy statement:

Balance Sheet Data

                                                           December 31,
                                   June 30,       -----------------------------
                                    2004             2003              2002
                                -----------       -----------       -----------
                                 (unaudited)

Working capital (deficit)       $(2,172,173)      $  (299,040)      $    (1,650)
Current assets                  $    36,733       $   162,474       $   124,765
Total assets                    $ 2,708,531       $ 1,113,232       $   912,515
Current liabilities             $ 2,208,906       $   461,514       $   126,415
Total liabilities               $ 2,346,819       $   461,514       $   126,415
Stockholders' equity            $   361,712       $   651,718       $   786,100

Income Statement Data

                                                   Fiscal year ended          Accumulated
                               Six Months             December 31,          from inception
                                 Ended        ---------------------------  (June 11, 2001) to
                             June 30, 2004       2003            2002      December 31, 2003
                             -------------       ----            ----      -----------------
                             (unaudited)
Total operating expenses      $  682,138      $  523,979      $  293,730      $  817,709
Loss from operations             682,138         523,979         293,730         817,709
Other expense                     23,750         389,879         148,804         538,683
Net loss                      $  705,888      $  913,858      $  442,534      $1,356,392

Management's Discussion and Analysis of Financial Condition and Plan of Operation for Onstream Media

      The following discussion should be read together with the information contained in the financial statements and related notes of Onstream Media included elsewhere in this proxy statement.

Plan of operation

      Onstream Media is a development-stage company. Since inception in June 11, 2001 through June 30, 2004 it has not generated any revenues. Onstream Media's activities through that date have been limited to start-up activities that included the development of a business plan and the initial activities involved in the development of its digital asset management platform. During the balance of 2004 Onstream Media's plan of operation includes completing the development of its digital asset management platform, subject to availability of sufficient working capital as described below. Assuming it is able to deploy its system by the first quarter of 2005, Onstream Media anticipates that it will begin to generate revenues from digital asset management services during 2005.

Liquidity and capital resources

      Onstream Media's working capital deficit at June 30, 2004 was approximately $2,172,000 and at June 30, 2004 it had an accumulated deficit of approximately $2,062,000. Net cash used in operations for the six months ended June 30, 2004 was approximately $316,000 compared to net cash used in operations of approximately $103,000 for the six months ended June 30, 2003. Net cash provided by investing activities was approximately $44,000 for the six months ended June 30, 2004 as compared to net cash used in investing activities of approximately $1,000 for the six months ended June 30, 2003. Cash flow provided by financing activities was approximately $290,000 for the six months ended June 30, 2004 as compared to approximately $104,000 for the six months ended June 30, 2003.

      Through June 30, 2004 working capital to fund its operations has been generated from the proceeds of approximately $1,004,000 received by it from the private placement of its securities in a transaction exempt from registration pursuant to Regulation D of the Securities Act of 1933, and approximately $344,000 from the re-sale of common stock of Visual Data which it received in exchange for Visual Data's interest in Onstream Media. This resale was made in reliance on an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that act. The purchasers were accredited investors, no general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act of 1933 or the availability of an applicable exemption therefrom.

      During the next 12 months Onstream Media anticipates that it will make certain capital expenditures for the completion of the digital asset management platform of approximately $450,000. Onstream Media does not have sufficient capital resources to fund these expenditures, either through internal or external sources, and is presently dependent upon the closing of the Onstream Merger and the proceeds from the Financing Transaction to provide it sufficient capital to implement its business model. In addition, Onstream Media does not have sufficient funds to satisfy its obligation to Virage in the amount of approximately $1,100,000 unless the Onstream Merger closes. As described elsewhere herein, upon the closing of the Onstream Merger the Financing Transactions will also close, at which time a portion of the proceeds from the Financing Transactions will be used to satisfy Onstream Media's obligations to Virage. After completion of the digital asset management platform, including payments to SAIC and Virage, Onstream Media believes that their business opportunities, combined with net working capital resulting from Financing Transactions, will support their operations based upon their internal projections. If the Onstream Merger does not close, because Onstream Media is both a development stage which has never generated revenues and a privately-held company with no market for its securities, in all likelihood it will be extremely difficult for Onstream Media to raise sufficient capital to fund its working capital needs and satisfy the Virage note. In addition, if the Onstream Merger does not close, Visual Data has no intention of funding further operations of Onstream Media. In that event its ability to continue as going concern would be in doubt. Even if the Onstream Merger closes, as described earlier in this Proposal, there are no assurances that the net working capital from the Financing Transactions will be sufficient to fund the combined companies through the balance of fiscal 2005. In that event, Visual Data will be required to raise additional working capital. There are no assurances it would be successful in that endeavor which could adversely affect the combined companies' ability to continue as a going concern.


Onstream Media's Management

      The following individuals are Onstream Media's executive officers and directors:

     Name                    Age                 Positions Held
     ----                    ---                 --------------
Clifford Friedland           53                  Chairman and CEO
David Glassman               53                  Vice Chairman and President
Randy S. Selman              48                  Director
Alan M. Saperstein           45                  Director

      Clifford Friedland. Mr. Friedland has been Chairman, CEO and co-founder since June 2001. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world's first direct-to-home satellite network from April 1981 until May 1984. Mr. Friedland received a B.B.A. cum laude, from City University of New York.

      David Glassman. Mr. Glassman has been Vice Chairman, President and co-founder since June 2001. Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993. Clients included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., from January 1981 until December 1986. Mr. Glassman received a B.S. in Business Management from Florida International University.

      Randy S. Selman. Mr. Selman is an officer and director of Visual Data. His biographical information appears under Proposal 1 on page 7 of this proxy statement.

      Alan M. Saperstein. Mr. Saperstein is an officer and director of Visual Data. His biographical information appears under Proposal 1 on page 7 of this proxy statement.

Key Employees

      Allen. R. Goins. Mr. Goins has been Vice President of Operations since May 2003. Mr. Goins has over 28 years of management experience managing large technical teams. After serving with distinction as a Naval Officer for over 23 years which included an ashore commanding officer and a major department head tour on an aircraft carrier, Mr. Goins joined Science Applications International Corporation ("SAIC") as a Program Manager. He was deputy program manager and test manager on a highly successful $115 million dollar contract to put the first IP telecommunications network into business. Subsequently, Mr. Goins was Program Manager responsible for the integration and build out of the operational and business support systems and network for a 38GHz wireless competitive local exchange carrier. Mr. Goins was also Program Manager for Operational Support System to provide outsourced services for competitive local exchange carriers. This included the integration of off-the-shelf software, build out of a data center, network operations center, methods and procedures development and tier one call center to support the outsourced customer base.

Advisory Committee

      Onstream Media's Board of Directors has established an Advisory Committee which presently consists of the following individuals.

      Jonathan Morris, M.D. Dr. Morris is founder, CEO and President of Prosanos Corporation, a company providing information solutions to the healthcare industry. Dr. Morris has held senior management roles in companies focused on healthcare information systems, clinical care products and services, the integration of bioinformatics and clinical data, and managing the impact of emerging technology in healthcare. Previously, Dr. Morris was Chief Medical Officer and Vice President of Clinical Services for the Enterprise & Health Solutions Sectors at SAIC. Prior to SAIC, Dr. Morris ran component product development at Oceania, Inc., a leading developer of patient charting software.

      General Ronald W. Yates (Ret.). General Yates was commander, Air Force Materiel Command, Wright-Patterson Air Force Base, Ohio. The Air Force Materiel Command researches, develops, tests, acquires and provides logistics support necessary to keep Air Force units and weapons systems in a state of readiness, and to sustain their operations in peace and war. The command manages these systems from inception on the drawing board through their retirement from the inventory. The Air Force Material Command has 18 specialized centers and 116,000 military and civilian employees around the world. The general entered the Air Force in 1960 upon graduation from the U.S. Air Force Academy. He has served as a test pilot, program manager for a variety of weapons systems, commander of a test wing and as commander of Air Force Systems Command.

      Lou Pugliese. Mr. Pugliese created the vision, the strategic direction and operation of onCourse, a digital asset management and metadata platform and service provider. OnCourse is a not-for-profit corporation backed by PBS members in order to create an environment for digital and online distribution of content to the K-12 education market. Mr. Pugliese brings more than 17 years of experience connecting the public sector education markets with private sector products, including serving as the Founding CEO of Blackboard Inc. - the leading e-Learning solutions provider.

      Vaikunth Gupta, PhD. Dr. Gupta is General Partner of Panum Group, LLC, a tele-communications consulting firm specializing in information technology and engineering Previously, Dr. Gupta was founder, President and CEO of Wisor Telecom Corporation, a software engineering and systems integration company for the telecommunications industry. Prior to Wisor, Dr. Gupta was founder, President and CEO of CTel, a software engineering firm whose customers included worldwide PTTs and other major carriers. Ctel created patents on SS7 signaling and traffic simulation that led to ANSI and ITU standards.

      Carl Silva. Mr. Silva has over 15 years experience in Next Generation Information Networking. Most recently, Mr. Silva was Senior Vice President for SAIC's Converged Network Professional services. In this role, Mr. Silva also worked closely with SAIC Venture Capital Corporation to develop investments in the areas of Converged Networks, OSS/BSS and Wireless. Prior to SAIC, Mr. Silva was with Telcordia Technologies (formerly Bellcore) responsible for starting up Telcordia's initiatives in Voice over IP.

Interests of Affiliates of Visual Data in the Onstream Merger

      Certain of our affiliates, being our executive officers, members of our Board of Directors or 5% or greater stockholders of our company, are also affiliates of Onstream Media. These affiliates will either participate in the Onstream Merger as stockholders or warrant holders of Onstream Media upon the same terms and conditions as other, non-affiliated participants in the Onstream Merger, or will receive certain other benefits as a result of the closing of the Onstream Merger as follows:

      Randy S. Selman. Mr. Selman is an executive officer and director of Visual Data and a member of the Board of Directors of Onstream Merger. Mr. Selman's stock ownership interests in Visual Data is as set forth elsewhere herein under Security Ownership of Certain Beneficial Owners and Management. He was appointed to the Board of Directors of Onstream Media following Visual Data's initial investment in that company in December 2001. Mr. Selman does not beneficially own any capital stock or warrants or options exercisable into capital stock of Onstream Media.

      Alan M. Saperstein. Like Mr. Selman, Mr. Saperstein is an executive officer and director of Visual Data and a member of the Board of Directors of Onstream Merger. Mr. Saperstein's stock ownership interests in Visual Data is as set forth elsewhere herein under Security Ownership of Certain Beneficial Owners and Management. He was appointed to the Board of Directors of Onstream Media following Visual Data's initial investment in that company in December 2001. Mr. Saperstein does not beneficially own any capital stock or warrants or options exercisable into capital stock of Onstream Media.

      Robert Wussler. Mr. Wussler is a member of Visual Data's Board of Directors. Mr. Wussler's stock ownership interests in Visual Data is as set forth elsewhere herein under Security Ownership of Certain Beneficial Owners and Management. In March 2003, Mr. Wussler was appointed to Onstream Media's Advisory Board for a term ending December 2004 and as compensation was granted five year options to purchase 100,000 shares of Onstream Media's common stock at an exercise price of $0.50 per share. Mr. Wussler resigned from the advisory board of Onstream Media in June 2003 and all options previously granted were fully vested. Other than these options, Mr. Wussler does not own any capital stock or securities exercisable into capital stock of Onstream Media. Upon the closing of the Onstream Merger, these options will be cancelled and Mr. Wussler will be granted five year options to purchase 14,810 shares of Visual Data's common stock at an exercise price of $3.376 per share.

      Charles C. Johnston. Mr. Johnston is a member of Visual Data's Board of Directors. Mr. Johnston's stock ownership interests in Visual Data is as set forth elsewhere herein under Security Ownership of Certain Beneficial Owners and Management. J&C Resources, LLC, a company controlled by Mr. Johnston, is the record owner of 940,000 shares of Onstream Media's common stock which is acquired at various times beginning in June 2002 a consideration for providing business consulting services and assistance in raising capital for Onstream Media. Upon the closing of the Onstream Merger, these shares will be exchanged for 139,214 shares of Visual Data's common stock pursuant to the terms of the Onstream Merger. In addition, upon the closing of the Financings J&C Resources, LLC will be repaid certain funds previously lent to us. See "Proposal 5 - Use of Proceeds."

Why we need shareholder approval to issue these shares and the dilutive effect to our current shareholders

      No shareholder approval was required under Florida law for the Onstream Merger. Rule 4460(i)(1)(D) of The Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules requires certain companies whose securities are traded on the Nasdaq SmallCap Market (such as Visual Data) to obtain shareholder approval prior to issuing common stock (or shares convertible into common stock) in a transaction other than a public offering at a price less than the market value of the common stock when the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to issuance.

      The approval of the issuance in excess of 19.99% of our common stock will cause dilution in our current stockholders' ownership interests. Any such issuance of additional stock could also have the effect of diluting any earnings per share we may report in the future, together with the book value per share of outstanding shares of our common stock.

      In addition, Rule 4350(i)(1)(C)(i) of The Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules requires shareholder approval prior to the issuance of any securities in a transaction in which any director, officer or substantial shareholder of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. A company controlled by Charles C. Johnston, a member of our Board of Directors, owns 940,000 shares of Onstream Media which will covert into 139,214 shares of our common stock if this Proposal is approved. This ownership interest represents approximately 4.7% of Onstream Media prior to the transaction. Another member of our Board of Directors, Robert Wussler, is the owner of warrants to acquire 100,000 shares of Onstream Media common stock which, if this Proposal is approved, will convert into warrants to purchase 14,810 shares of our common stock at an exercise price of $3.376 per share. Both Messrs. Johnston and Wussler will be participating in the Onstream Merger upon the same terms and conditions as the other Onstream Media shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING THE ISSUANCE BY VISUAL DATA OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF VISUAL DATA TO BE ISSUED IN THE ONSTREAM MERGER.

                                   PROPOSAL 7

   TO APPROVE NEW EMPLOYMENT AGREEMENTS FOR EXECUTIVE OFFICERS FOLLOWING THE ONSTREAM MERGER, THE GRANTING OF OPTIONS TO CERTAIN MEMBERS OF MANAGEMENT
                     AND THE PAYMENT OF SEVERANCE BENEFITS

Employment Agreements to be signed as a result of the Onstream Merger

      In accordance with the employment contracts of Messrs. Selman and Saperstein, if the Onstream Merger is closed, as a result of the provisions of their current employment agreement we will be obligated to provide both Messrs. Selman and Saperstein with their base salaries, currently contracted at $302,500 each, for a three year period, which can be dispersed in a lump sum or over the standard term, at the option of the executive, plus full benefits for a period of two years from the date of termination. In addition, all options previously granted will become fully vested and have registration rights.

      To alleviate us from the obligations, Messrs. Selman and Saperstein have each agreed to enter into new four year employment contracts with us on the closing date of the Onstream Merger. The form of these agreements is included as Appendix D to this proxy statement. The new contracts provide a base salary of $178,000, with 10% annual increases, for Mr. Selman and a base salary of $163,000, with 10% annual increases, for Mr. Saperstein. The term of the employment contracts is four years, with the term beginning upon the consummation of the Onstream Merger. In addition to the base salary, the executive will receive an auto allowance of $1,000 per month, a deferred compensation allocation of $1,500 per month and an annual $5,000 allowance for the reimbursement of dues. We will grant the executive non-Plan options to purchase 400,000 shares of common stock at an exercise price per share equal to the greater of $2.50 per share or fair market value on the date of grant that will vest in installments of 100,000 shares on each anniversary date of the agreement, subject to accelerated vesting under certain circumstances. These options are in addition to the 450,000 options each of Messrs. Selman and Saperstein are also receiving as described below. Upon a subsequent change of control or termination without cause, we would be obligated to pay Messrs. Selman and Saperstein their base salaries for a three year period, which can be dispersed in a lump sum or over the standard term, at the option of the executive, plus full benefits for a period of two years from the date of termination. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of termination, all options previously granted will be cancelled, with all underlying shares (vested or unvested) issued to the executive, with Visual Data paying all taxes for the executive. If the five day average closing price of the common stock is less than $2.50 per share on the date of termination, the options will remain exercisable under the original term.

      Following the Onstream Merger Messrs. Glassman and Friedland will enter into employment agreements with us. The form of these employment agreements is attached to this proxy statement as Appendix E. The agreements provide a base salary of $163,000, with 10% annual increases. The term of the employment agreement is for four years. In addition to the base salary, the executive will receive an auto allowance of $1,000 per month, a deferred compensation allocation of $1,500 per month and an annual $5,000 allowance for the reimbursement of dues. Upon a change of control or termination without cause, we would be obligated to pay Messrs. Glassman and Friedland their base salaries for a three year period, which can be dispersed in a lump sum or over the standard term, at the option of the executive, plus full benefits for a period of two years from the date of termination.

Granting of non-Plan options

      As additional compensation for the closing of the Onstream Merger, if Proposals 5, 6 and 7 are approved, immediately following the closings each of our current directors, and Mr. Jacobs, a member of senior management and a former member of our Board of Directors, will receive immediately exercisable five-year options to purchase shares of our common stock with an exercise price equal to fair market value on the date of issuance in the amounts set forth below. These options will be issued outside of our 1996 Stock Option Plan:

      Name                                      No. of Shares
      ----                                      -------------

Randy S. Selman(1)                                 450,000
Alan M. Saperstein(1)                              450,000
Eric Jacobs                                        150,000
Benjamin Swirsky                                   100,000
Robert J. Wussler                                  100,000
Charles C. Johnston                                100,000
                                                 ---------
                                                 1,350,000
                                                 =========

(1) Excludes options to purchase 400,000 shares of our common stock with an exercise price equal to fair market value on the date of grant that will be issued as additional compensation under the new employment agreements each of Messrs. Selman and Saperstein will execute following the closing of the Onstream Merger as described above.

Severance Benefits


      Ms. Gail Babitt, formerly our CFO, and Mr. George Stemper, formerly our COO, are leaving their positions with our company. In connection with the Onstream Merger, we will be issuing 150,000 shares of our common stock to Ms. Babitt who will assist us in the transition after the Onstream Merger. In addition to these shares, under the terms of her severance agreement, as of September 1, 2004 Ms. Babitt is no longer an executive officer of Visual Data. She is presently providing financial advisory services to us. As such, she will continue to be compensated under the terms of her prior employment contract in her advisory position. Upon termination of the advisory agreement, Ms. Babitt will continue to be compensated under her severance agreement receiving her salary for an additional six month period and all benefits for an additional 12 month period. In connection with the Onstream Merger, we will issue 100,000 shares of our common stock to Mr. Stemper who will assist us in the transition after the Onstream Merger. In addition to these shares, under the terms of his severance agreement Mr. Stemper will continue to be compensated in the form of salary at a reduced rate of approximately $80,000 per annum plus ^ all benefits until August 31, 2005. In addition, all options previously granted to each of Ms. Babitt and Mr. Stemper, representing the right to purchase 20,001 shares each of our common stock which are fully vested and will remain exercisable throughout the term as prescribed by the individual grant. If Proposal 4 is approved these options will be subject to the cancellation and re-grant as described in that Proposal. We entered into a professional services agreement with Mr. Stemper for which Mr. Stemper can earn commissions for business driven to Visual Data by Mr. Stemper. We are compensating Mr, Stemper through a $6,000 monthly draw against commissions. We will also issue Mr. Stemper 50,000 shares of our common stock to be valued on the date of an effective registration statement covering the resale of such shares. If the fair market value of the shares is below the draw plus earned commissions, we will pay the balance in cash.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING THE NEW EMPLOYMENT AGREEMENTS FOR EXECUTIVE OFFICERS FOLLOWING THE ONSTREAM MERGER, THE GRANTING OF OPTIONS TO CERTAIN MEMBERS OF MANAGEMENT AND THE PAYMENT OF SEVERANCE BENEFITS

                                   PROPOSAL 8

TO APPROVE ARTICLES OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE THE
               NAME OF OUR COMPANY TO ONSTREAM MEDIA CORPORATION

      Our Board of Directors has unanimously adopted a resolution approving, and recommending to our shareholders for their approval, Articles of Amendment to our Articles of Incorporation changing the name of our company to Onstream Media Corporation. We will only undertake this name change if Proposals 5, 6 and 7 are approved at the 2004 Annual Meeting. Our Board of Directors believes that the name change of our company to Onstream Media Corporation will allow both the parent and the Onstream Media subsidiary to present a more uniform brand in their respective marketing activities and to transact business more seamlessly.

      If Proposals 5, 6, 7 and this Proposal 8 are approved, we anticipate that we will file Articles of Amendment to our Articles of Incorporation changing the name of the company within 30 days following the 2004 Annual Meeting. Other than the name change, there are no other changes to our Articles of Incorporation. Concurrent with the name change, we will be required to change the CUSIP number of our common stock and its trading symbol. We will provide supplement information regarding these changes in the form of a press release as soon as that information is available to us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING ARTICLES OF AMENDMENT TO OUR ARTICLES OF INCORPORATION CHANGING THE NAME OF OUR COMPANY TO ONSTREAM MEDIA CORPORATION.

              HOW PROPOSAL 5, PROPOSAL 6, PROPOSAL 7 AND PROPOSAL 8

                             WILL EFFECT VISUAL DATA

      If Proposals 5, 6, 7 and 8 are approved by our shareholders at the 2004 Annual Meeting, as soon as practicable after the meeting we will:

      * close the Financing Transactions,

      * issue the 8% senior secured convertible notes, common stock purchase warrants and additional investment right sold in that transaction,

      * issue the Series A-10 Convertible Preferred Stock and common stock purchase warrants sold in that transaction, together with the shares of Series A-10 Convertible Preferred Stock and warrants to be issued to Mr. Deluca,

      * pay the placement fees and issue those placement agents the warrants, both as described in Proposal 5,

      * close the Onstream Merger,

      * use the proceeds of the Financing Transactions as described in Proposal 5, and

      * change our company name to Onstream Media Corporation.

      The closings of the Financing Transactions and the Onstream Merger will also have the following effects on our company:

      * we will expand our Board of Directors from five members to eight members. The additional directors will include Messrs. Friedland and Glassman, officers, directors and principal shareholders of Onstream Media and will be named as executive officers of Visual Data, and General Yates. We have included a Pro forma Directors and Executive Officers section later in this proxy statement. The purchasers of the Series A-10 Convertible Preferred Stock are also entitled to nominate one member of our Board of Directors. As of the date of this proxy statement, no individual has been identified by the investors as the Board designee.

      * we will enter into new employment agreements with Messrs. Selman and Saperstein, which include the granting of options, as well as employment agreements with Messrs. Glassman and Friedland, all of which are described above,

      * Messrs. Glassman and Friedland, who will be executive officers and directors of our company, will receive an aggregate of $200,000 from the proceeds of the Financing Transaction which represents payment to them of salaries, benefits and expenses which were accrued by Onstream Media before the closing of the Onstream Merger, and

      * we will issue the additional compensatory options and pay the severance benefits described in Proposal 7.

Proforma Executive Officers and Directors After the Onstream Merger

      The following individuals will be our executive officers and directors if Proposal 1 and Proposals 5, 6 and 7 are approved at the 2004 Annual Meeting:

     Name                                Age    Position
     ----                                ---    --------
Randy S. Selman                           48    Chairman of the Board, President and Chief Executive Officer
Clifford Friedland                        53    Vice Chairman of the Board, Executive Vice President Business Development
Alan M. Saperstein                        45    Director, Chief Operating Officer and Treasurer
David Glassman                            53    Director and Chief Marketing Officer
Benjamin Swirsky(1)(2)(3)(4)              62    Director
Robert J. Wussler(1)(2)(3)(4)             66    Director
Charles C. Johnston (1)(2)(3)(4)          69    Director
General Ronald W. Yates (1)(2)(3)(4)      65    Director

(1)   Member of the Compensation Committee
(2)   Member of the Audit Committee
(3)   Member of the Finance Committee
(4)   Member of the Governance and Nominating Committee


      The biographical information for Messrs. Selman, Saperstein, Swirsky, Wussler and Johnston appears in Proposal 1 beginning on page 9 of this proxy statement.


      The biographical information for Messrs. Friedland and Glassman appears in Proposal 6 beginning on page 30 of this proxy statement.

      The biographical information for General Yates appears in Proposal 6 on page 63 of this proxy statement.

Proforma Principal Shareholders


      At September 30, 2004 we had 4,666,324 shares of our common stock issued and outstanding. If Proposals 5, 6 and 7 are approved at the 2004 Annual Meeting, we will immediately issue an additional approximately 2,457,966 shares of our common stock, including:

      * an aggregate of approximately 2,207,966 shares of our common stock in the Onstream Merger as described in Proposal 5; and

      * 250,000 shares of our common stock as severance benefits as described in Proposal 7.


      As a result of the issuance of these additional shares of common stock, on a pro forma basis giving effect to the approval and enactment of Proposals 5, 6 and 7 at September 30, 2004 we would have had a total of 7,124,290 shares of our common stock issued and outstanding. This amount gives no effect to:

      * an aggregate of 7,339,804 shares of our common stock issuable upon the exercise of outstanding options and warrants, including options and warrants issued in the Financing Transactions, the Onstream Merger and the employment agreements and compensatory options described in Proposal 7,

      * 4,546,500 shares of our common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock,

      * 4,350,000 shares of our common stock issuable upon the conversion of the 8% senior secured convertible notes, excluding shares issuable as payment for interest, or

      * 2,175,000 shares of our common stock issuable if the additional investment right held by the holders of the 8% senior secured convertible notes if exercised.

      The following table contains pro forma information, giving effect to the closing of Financing Transactions and the Onstream Merger, regarding the beneficial ownership of our common stock as of September 30, 2004 as if the transactions had occurred on that date held by:


      * persons who own beneficially more than 5% of our outstanding common stock,
      *     our directors,
      *     named executive officers, and
      *     all of our directors and officers as a group.


      The information contained in this table, however, gives no effect to the change in exercise prices that will result from the cancellation and re-grant of certain options if Proposal 4 is approved. Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Visual Data Corporation, 1291 Southwest 29 Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from September 30, 2004 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

                                            SHARES OF COMMON
                                            STOCK BENEFICIALLY
NAME AND ADDRESS OF                         OWNED
OF BENEFICIAL OWNER                         NUMBER                PERCENTAGE
--------------------------------------------------------------------------------
Randy S. Selman(1)                               524,854             6.9%
Alan M. Saperstein(2)                            526,821             6.9%
Benjamin Swirsky(3)                              112,418             1.6%
Robert Wussler(4)                                122,283             1.7%
Charles C. Johnston (5)                          279,882             3.9%
Cliff Friedland(6)                               832,109            11.5%
Dave Glassman(7)                                 832,109            11.5%
Ronald W. Yates                                        0              --
All Directors and
  Officers (eight persons)(8)                  3,230,476            43.3%
Fred Deluca (9)                                3,543,300            33.3%
Alpha Capital AG (10)                            810,000            10.2%
Fennmore Holdings, LLC (11)                    1,430,000            16.9%
DKR Soundshore Oasis Holding Fund LTD (12)       648,000             8.3%
Neil Berman (13)                                 440,750             5.8%
Gerald R Horst (14)                              525,000             6.9%
Basic Investors, Inc. (15)                       449,668             5.9%
CCJ Trust (16)                                   613,860             8.0%
Potomac Capital Partners, LP (17)                525,000             6.9%
Vicis Capital Master Fund (18)                   375,000             5.0%


(1) This amount includes options to acquire an aggregate of 33,334 shares of common stock at an exercise price of $22.50 per share, options to acquire an aggregate of 23,334 shares of common stock at an exercise price of $30.00 per share, options to acquire an aggregate of 8,333 shares of common stock at an exercise price of $31.88 per share and options to purchase an aggregate of 450,000 shares of common stock with an exercise price equal to fair market value on the date of grant to be issued in connection with the Onstream Merger. Excludes options to purchase 400,000 shares at an exercise price equal to the fair market value on the date of grant to be issued as part of the new employment agreement which have not yet vested.

(2) This amount includes options to acquire an aggregate of 33,334 shares of common stock at an exercise price of $22.50 per share, options to acquire an aggregate of 23,334 shares of common stock at an exercise price of $30.00 per share, options to acquire an aggregate of 8,333 shares of common stock at an exercise price of $31.88 per share and options to purchase an aggregate of 450,000 shares of common stock to be issued in connection with the Onstream Merger. Excludes options to purchase 400,000 shares at an exercise price equal to the fair market value on the date of grant to be issued as part of the new employment agreement, which have not yet vested.

(3) This amount includes options to acquire an aggregate of 6,667 shares of common stock at an exercise price of $11.25 per share, options to purchase 5,000 shares of common stock at an exercise price of $30.00 per share and options to purchase an aggregate of 100,000 shares of common stock with an exercise price equal to fair market value on the date of grant to be issued in connection with the Onstream Merger.

(4) This amount includes options to acquire an aggregate of 6,667 shares of common stock at an exercise price of $7.50 per share, options to purchase 10,000 shares of common stock at an exercise price of $11.25 per share, options to purchase 5,000 shares of common stock at an exercise price of $30.00 per share ^ and options to purchase an aggregate of 100,000 shares of common stock with an exercise price equal to fair market value of the date of grant to be issued in connection with the Onstream Merger and warrants to purchase 14,810 shares of Common Stock at an exercise price of $3.376 in exchange for warrants granted by Onstream Media.

(5) Includes shares of our common stock held by J&C Resources, LLC, options to purchase an aggregate of 100,000 shares of common stock with an exercise price equal to fair market value on the date of grant to be issued in connection with the Onstream Merger and 139,214 shares of common stock to be issued in the Onstream Merger in exchange for shares of Onstream Media's common stock held by J&C Resources, LLC. The holdings by Mr. Johnston exclude CCJ Trust, see (16) below. CCJ Trust is a trust for Mr. Johnston's adult children and he is neither a beneficiary nor a trustee. Mr. Johnston disclaims any beneficial ownership interest in CCJ Trust.


(6) Includes shares held by Titan Trust and Dorado Trust, for which Mr. Friedland is the beneficiary. Mr. Glassman is the trustee for these trusts. This amount includes options to acquire an aggregate of 88,860 shares of common stock at an exercise price of $3.376 per share.

(7) Includes shares held by JMI Trust and Eurpoa Trust, for which Mr. Glassman is the beneficiary. Mr. Friedland is the trustee for these trusts. This amount includes options to acquire an aggregate of 88,860 shares of common stock at an exercise price of $3.376 per share.


(8) See notes (1)-(7) above.

(9) Includes warrants to acquire 66,667 shares of our common stock at an exercise price of $15.00 per share, 2,396,500 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock, 500,000 shares of common stock underlying warrants with an exercise price of $1.50 per share and 29,625 shares of common stock to be issued in exchange for shares of Onstream Media in the Onstream Merger. Also includes 400,000 shares of common stock issuable upon the conversion of 8% senior secured convertible notes and 140,000 shares of common stock underlying warrants with an exercise price of $1.65 per share, but excludes any common stock underlying the additional investment right. Excludes an unknown number of shares of our common stock which will equal $80,000 based on the fair market value of our common stock on the day of issuance. See "Proposal 5 - Use of Proceeds." Based on the fair market value of our Common Stock on the record date, we will issue Mr. Deluca 50,5075 of shares of our common stock.

(10) Includes 600,000 shares of common stock issuable upon the conversion of 8% senior secured convertible notes and 210,000 shares of common stock underlying warrants with an exercise price of $1.65 per share, but excludes any common stock underlying the additional investment right. Under the terms of the 8% senior secured convertible notes, the number of shares of our common stock which can be beneficially owned by this holder cannot exceed 9.999% of our issued and outstanding common stock.

(11) Includes 900,000 shares of common stock issuable upon the conversion of 8% senior secured convertible notes and 315,000 shares of common stock underlying warrants with an exercise price of $1.65 per share, but excludes any common stock underlying the additional investment right. Also includes warrants to acquire an aggregate of 130,000 shares of common stock at an exercise price of $2.28 per share. Under the terms of the 8% senior secured convertible notes, the number of shares of our common stock which can be beneficially owned by this holder cannot exceed 9.999% of our issued and outstanding common stock.


(12) Includes 480,000 shares of common stock issuable upon the conversion of 8% senior secured convertible notes and 168,000 shares of common stock underlying warrants with an exercise price of $1.65 per share, but excludes any common stock underlying the additional investment right. Under the terms of the 8% senior secured convertible notes, the number of shares of our common stock which can be beneficially owned by this holder cannot exceed 9.999% of our issued and outstanding common stock.


(13) Includes 300,000 shares of common stock issuable upon the conversion of 8% senior secured convertible notes and 105,000 shares of common stock underlying warrants with an exercise price of $1.65 per share, but excludes any common stock underlying the additional investment right. Also includes warrants to acquire an aggregate of 6,250 shares of common stock at an exercise price of $2.65 per share. Under the terms of the 8% senior secured convertible notes, the number of shares of our common stock which can be beneficially owned by this holder cannot exceed 9.999% of our issued and outstanding common stock.

(14) Includes 350,000 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock and 175,000 shares of common stock underlying warrants with an exercise price of $1.50 per share.

(15) Includes 120,000 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock and 60,000 shares of common stock underlying warrants with an exercise price of $1.50 per share. Also includes warrants to acquire an aggregate of 13,334 shares of common stock at an exercise price of $6.00 per share, warrants to acquire an aggregate of 6,667 shares of common stock at an exercise price of $11.25 per share, warrants to acquire an aggregate of 6,667 shares of common stock at an exercise price of $18.75 per share and options to acquire an aggregate of 200,000 shares of common stock at an exercise price of $2.50 per share. Additionally, the amount includes warrants to acquire an aggregate of 12,500 shares of common stock at an exercise price of $1.65 per share and warrants to acquire an aggregate of 30,500 shares of common stock at an exercise price of $1.50 per share, as a fee on the Financing Transaction.

(16) Includes 350,000 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock and 175,000 shares of common stock underlying warrants with an exercise price of $1.50 per share. Also includes 88,860 shares of common stock to be issued to CCJ Trust in the Onstream Merger in exchange for 600,000 shares of Onstream Media's common stock.

(17) Includes 350,000 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock and 175,000 shares of common stock underlying warrants with an exercise price of $1.50 per share.

(18) Includes 250,000 shares of common stock issuable upon the conversion of shares of our Class A-10 Convertible Preferred Stock and 125,000 shares of common stock underlying warrants with an exercise price of $1.50 per share.


Dilutive Effect of Proposals 5, 6 and 7 to our Current Shareholders

           As set forth elsewhere herein, unless Proposal 5, Proposal 6 and Proposal 7 are all approved at the 2004 Annual Meeting, we will not close the Financing Transactions nor will we close the Onstream Merger. If however, all three of these proposals are approved both transactions will close. Because of the somewhat intertwined nature of the Proposals, the following table sets forth the dilutive effect of both Proposals to our current shareholders.

Shares of common stock issued
   and outstanding at  September 30, 2004                      4,666,324

Shares of common stock underlying
   the 8% senior secured convertible notes
   and Series A-10 Convertible
   Preferred Stock to be issued Proposal 5                     8,896,500

Shares of common stock to be issued in
   the Onstream Merger (Proposal 6)                            2,207,966

Shares of common stock to be issued
   in Proposal 7                                                 250,000

As adjusted total number of shares of common
   stock to be issued and outstanding if
   Proposals 5, 6 and 7
   are approved                                               16,020,790

Ownership percentage of existing shareholders                       29.1%

Ownership percentage of new shareholders                            70.9%

      The foregoing table gives no effect to shares of our common stock which are issuable upon the payment of interest on the 8% senior secured convertible notes, dividends on the Series A-10 Convertible Preferred Stock, the exercise of warrants and options described in Proposals 5, 6 and 7, or the additional investment right, including warrants, described in Proposal 5 if this right is exercised.

What Happens if Proposal 5, Proposal 6, Proposal 7 and Proposal 8 are Not
Approved

      Because the proceeds from the Financing Transactions are necessary to close the Onstream Merger, and certain of the transactions to occur under Proposal 7 are tied to the effects of the Onstream Merger, if we fail to obtain approval of Proposals 5, 6 and 7 at the 2004 Annual Meeting:

      * The Financing Transactions will not close and we will not receive the $6,500,000 in gross proceeds from these transactions;

      * The Onstream Merger will not close. In that event, we will still own 28.6% of Onstream Media, however, unless it can secure financing from another source its ability to execute its business plan is in doubt and we would likely lose our investment in that company,

      * Onstream Media would not have sufficient funds to satisfy the Onstream Media Note. In this event, Virage would look to us to satisfy the note under the terms of our guarantee and we would not have sufficient funds to satisfy the Virage obligations. As a result, we will lose the $900,000 we have paid to date and both our company and Onstream Media will lose their respective rights to the assets acquired. Revenues from these assets represented approximately 19.5% of our total revenues for the three months ended June 30, 2004, and 11.5% for the nine months ended June 30, 2004.

      * the name of our company will remain Visual Data Corporation and there will be no change in the CUSIP number or trading symbol of our common stock.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

      - our annual report on Form 10-KSB for the fiscal year ended September 30, 2003,

      - our quarterly report on Form 10-QSB for the three months ended December 31, 2003,

      - our quarterly report on Form 10-QSB for the three months and six months ended March 31, 2004; and

      - our quarterly report on Form 10-QSB for the three months and nine months ended June 30, 2004.

      Reports we file with the SEC after the date of this proxy statement may also contain information that updates, modifies or is contrary to information in this proxy statement or in documents incorporated by reference in this prospectus. Shareholders should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this proxy statement.

                                APPRAISAL RIGHTS

      No appraisal rights are available under Florida or under our Articles of Incorporation as amended or By-Laws to any shareholder who dissents from any Proposal.

                                  OTHER MATTERS

      As of the date hereof, there are no other matters that Visual Data intends to present, or has reason to believe others will present, at the 2004 Annual Meeting. If, however, other matters properly come before the 2004 Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

                            PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy card for the 2004 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of Visual Data on or before December 31, 2004. The submission of a shareholder proposal does not guarantee that it will be included in Visual Data's Proxy Statement.

                          ANNUAL REPORT ON FORM 10-KSB

      A copy of the Visual Data's Annual Report on Form 10-KSB for the year ended September 30, 2003 and Quarterly Report on Form 10-QSB for the period ended June 30, 2004 accompany this Proxy Statement. Additional copies will be furnished without charge to beneficial shareholders or shareholders of record upon request by mail to Investor Relations, Visual Data Corporation, 1291 SW 29
      Avenue, Pompano Beach, Florida 33069. A copy of our Annual Report on Form 10-KSB, including exhibits, is also available in digital form for download or review by visiting "About Us/Investors/Filing" at www.vdat.com or at the SEC's web site at www.sec.gov.

                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us at Attention: Corporate Secretary, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone (954) 917-6655. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

ADD APPENDICES

                             VISUAL DATA CORPORATION


                       2004 ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 7, 2004


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF VISUAL DATA CORPORATION.


      The undersigned hereby appoints Randy S. Selman proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Visual Data Corporation held of record by the undersigned on October 8, 2004 at the 2004 Annual Meeting of Shareholders to be held at the Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309, on Tuesday, December 7, 2004 at 2 p.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.


1.    Election of Directors

Nominees: Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler and C. Johnston.

|_|  FOR all nominees     |_|  WITHHOLD AUTHORITY     |_|  FOR all nominees,
                                                           except as noted:
                                                               Nominee exception

2. Proposal to ratify the appointment of Goldstein Lewin & Co. as independent auditors of Visual Data Corporation for the fiscal year ending September 30, 2004.

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

3. Proposal to approve an amendment to our 1996 Stock Option Plan increasing the number of shares of common stock issuable under the Plan from 733,334 shares to 3,500,000 shares;

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

4. Proposal to approve the cancellation of outstanding options and the re-granting of these options to the option holders;

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

5. Proposal to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data upon the conversion of shares of Series A-10 Convertible Preferred Stock and the 8% senior secured convertible notes; and

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

6. Proposal to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Visual Data in the Onstream Merger.

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

7. Proposal to approve new employment agreements for executive officers following the Onstream Merger, the granting of options to certain members of management and the payment of severance benefits.

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

8. Proposal to approve Articles of Amendment to our Articles of Incorporation changing the name of our company to Onstream Media Corporation.

           |_|  FOR            |_|  AGAINST                   |_|  ABSTAIN

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.

      IF PROPOSAL 5, PROPOSAL 6, PROPOSAL 7 AND PROPOSAL 8 ARE NOT APPROVED, NONE OF THESE PROPOSALS WILL BE ENACTED.

      THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2004 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.


-----------------------------------     ----------------------------------------
(Signature)                             (Signature if jointly held)

-----------------------------------     ----------------------------------------
(Printed name)                          (Printed name)

      Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.
                                   THANK YOU.

                                    EXHIBIT B

Visual Data Corporation acquisition of Onstream Media Corporation

On October 22, 2003 Visual Data Corporation executed an agreement and plan of merger agreement with privately held Onstream Media Corporation to acquire the remaining 72% of Onstream Media that Visual Data does not presently own. In December 2001, Visual Data acquired an initial 20% stake in and formed a strategic partnership with Onstream Media. In March 2003, Visual Data increased its ownership in Onstream Media to 28.6%. In accordance with the terms of the Plan of Merger, Onstream Media will merge with OSM Acquisition, Inc., a wholly owned subsidiary of Visual Data, and Onstream Media will be the surviving company. Messrs. Randy S. Selman and Alan Saperstein, officers and directors of Visual Data, are members of the board of directors of Onstream Media.

Under the terms of the agreement, each common share of Onstream Media (other than shares owned by Visual Data) shall be converted into the right to receive ..1481 restricted common shares of Visual Data common stock.

The closing of the Acquisition is subject to various conditions, including approval by Visual Data and Onstream Media shareholders, as well as the completion by Visual Data of a financing for a minimum of $6.5 million. Jesup & Lamont Securities Corporation has issued a fairness opinion regarding this transaction to the board of directors of Visual Data.

The following represents significant elements of these transactions:


      a) Onstream Media's common shareholders will be issued 2,196,246 shares of Visual Data common stock, using the exchange ratio of .1481 share of Visual Data common stock for every share of Onstream Media common stock. As of June 30, 2004, Onstream Media has 20,129,465 shares of common stock outstanding, of which Visual Data owns 5,300,000 shares. The Plan of Merger was executed and announced on October 22, 2003. The closing price of Visual Data common stock on the Plan of Merger date was $3.00 per share. Therefore, the pro forma financial statements reflect an estimated valuation of approximately $6.6 million for the Visual Data common stock issued to the Onstream Media shareholders;


      b) Warrants to purchase 820,000 shares of Onstream Media common stock, with an exercise price of $.50 per share, issued and outstanding immediately prior to the closing date will be exchanged for warrants to purchase 121,443 shares of Visual Data common stock, with and exercise price of $3.376. The term of the warrants will remain unchanged;

      c) Options to purchase 342,111 shares of Visual Data 's common stock, with an exercise price of $3.376 per share, will be issued to employees of Onstream Media in exchange for 2,310,000 outstanding vested and unvested Onstream Media options, with an exercise price of $.50 per share. The unvested options will have the same vesting period as the Onstream Media option and a four year term from the closing of the Acquisition and;


      d) The Company entered into a Financing Agreement with several accredited investors, which was amended on October 15, 2004. Pursuant to the Financing Agreement the accredited investors will purchase 215,000 shares of Class A-10 for $2.15 million ("Class A-10"). The Class A-10 has a coupon of 8%, payable in cash or in-kind at the Company's option, has a stated value of $10.00 per share, has a conversion rate of $1.00 per share and for every one share of Class A-10, the investor will receive a warrant to purchase five shares of common stock in Visual Data at $1.50 per share. The warrant will vest at the date of grant and will have a term of five years from the closing of the Transaction. The Company will issue 215,000 shares of Class A-10, which will convert into 2,150,000 shares of common stock in Visual Data and warrants to purchase an additional 1,075,000 shares of the Company's common stock, all with an exercise price of $1.50 per share, for an aggregate cash consideration of approximately $3,762,500 before fees. The fees from the Class A-10 financing will be approximately $236,500 and warrants to purchase approximately 215,000 shares of common stock in Visual Data at $1.50 per share. The warrant will vest at the date of grant and will have a term of five years from the closing of the Transaction.

      e) In addition, the Company also entered into a Financing Agreement with several accredited investors, which was amended on October 15, 2004. Pursuant to the Financing Agreement the accredited investors will receive an 8% Convertible Debenture for $4.35 million. The interest of 8% is payable in cash or in-kind at the Company's option if the average price during the 20-day period prior to payment exceeds $1.18 per share. The 8% Convertible Debenture has a $1.00 conversion rate per share and for every dollar invested in the 8% Convertible Debenture the investor will receive 35% in warrant coverage. The exercise price of the warrant is $1.65 per share. The warrant will vest at the date of grant and will have a term of five years from the closing of the Transaction. The 8% Convertible Debenture includes an additional investment right of $2.175 million. The additional investment right has the same terms as the 8% Convertible Debenture, including warrant coverage. If the entire 8% Convertible Debenture is financed, including the additional investment right, the Company will have approximately $6.5 million in convertible debentures, which will convert into 6,525,000 shares of common stock in Visual Data and warrants to purchase an additional 2,283,750 shares of the Company's common stock, all with an exercise price of $1.65 per share, for an aggregate cash consideration of approximately $10.3 million. The fees from the $6.5 million in convertible debentures, including the $2.175 million in additional investment rights, will be approximately $457,000 and warrants to purchase 652,500 shares of common stock in Visual Data at $1.65 per share. The warrant will vest at the date of grant and will have a term of five years from the closing of the Transaction.


Also as part of this agreement, the following took place:


      a) The Holder of secured promissory notes of Visual Data with an aggregate principal balance of $3,000,000 will be exchanged for 100,000 shares of Class A-10 of Visual Data plus an aggregate of $2,000,000 of cash from the current Financing and the restricted cash. The Holder will receive a warrant to purchase 500,000 shares of common stock in Visual Data at $1.50 per share. The warrant will vest at the date of grant and will have a term of five years from the closing of the Transaction. In addition, the same investor currently owns 232,750 shares of class A-8 convertible preferred stock of Visual Data, with a stated value of $1,396,500. The investor will exchange the 232,750 shares of class A-8 convertible preferred stock of Visual Data into 139,650 shares of Class A-10 of Visual Data, with a stated value of $1,396,500. There will be no warrants granted upon the exchange from Class A-8 to Class A-10 and;


      b) The Company will enter into new employment agreements with executives of the Merged companies. As a result of these transactions, the Company will issue 250,000 shares of common stock and 2,150,000 options, at fair market value, to purchase shares of common stock,

The following unaudited pro forma statements of operations for the year ended September 30, 2003 and the nine months ended June 30, 2004, give effect to the acquisition and the related financing as if these had been consummated at the beginning of the fiscal year presented. The unaudited pro forma balance sheet as of June 30, 2004 gives effect to the Acquisition and the related financing as if it had occurred at June 30, 2004.

                             Visual Data Corporation
              Unaudited Pro Forma Condensed Combining Balance Sheet
                               As of June 30, 2004


                                                                                                   pro forma
 ASSETS                                  VDAT        OSM        Financing         Acquisition      Combined
                                     -----------  ----------   -----------        ----------      -----------
Current assets:
    Cash and cash equivalents        $    57,967  $   23,099   $ 4,350,000[1]     $ (332,000)[7]  $ 1,763,442
                                                                  (344,500)[1]      (200,000)[9]
                                                                 2,150,000[2]
                                                                  (236,500)[2]
                                                                (1,792,124)[3]
                                                                (1,112,500)[4]
                                                                  (300,000)[5]
                                                                  (500,000)[6]
    Restricted cash                      207,876          --      (207,876)[3]            --               --
    Accounts receivable, Net           1,277,822          --            --                --        1,277,822
    Inventories                           54,475          --            --                --           54,475
    Prepaid expenses                     651,296       6,144            --                --          657,440
    Other current assets                  14,334       7,490            --                --           21,824
                                     -----------  ----------   -----------        ----------      -----------
Total current assets                   2,263,770      36,733     2,006,500          (532,000)       3,775,003

Property and equipment, net              844,233   2,671,798            --                --        3,516,031
Intangible assets, net                 3,901,956          --            --         7,608,537[7]    11,704,862
                                                                                     194,369[7]
Other assets                           1,306,648          --            --          (526,214)[7]      224,353
                                     -----------  ----------   -----------          (556,081)[7]  -----------
Total Assets                         $ 8,316,607  $2,708,531   $ 2,006,500        $6,188,611      $19,220,249
                                     ===========  ==========   ===========        ==========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and
       accrued expenses              $ 1,442,731     $91,971   $        --         $      --      $ 1,534,702
    Related party payable                     --     892,348            --          (526,214)[7]      166,134
                                                                                    (200,000)[9]
    Deferred revenue                      25,492          --            --                --           25,492
    Current notes payable                244,800   1,192,500    (1,112,500)[4]            --           80,000
                                                                  (300,000)[5]
                                                                    55,200[5]
    Current portion of capital
       lease obligations                   5,293      32,087            --                --           37,380
                                     -----------  ----------   -----------        ----------      -----------
Total current liabilities              1,718,316   2,208,906    (1,357,300)         (726,214)       1,843,708
Notes payable, less current
   Portion                             2,547,645     137,913     4,350,000[1]             --        2,272,913
                                                                  (344,500)[1]
                                                                (1,870,500)[1]
                                                                (2,547,645)[3]
                                                                  (531,980)[3]
                                                                   531,980[3]
Preferred Stock:
    Class A-8 convertible
        preferred stock                       24          --           (24)[3]            --               --
    Class A-10 convertible
        preferred stock                       --          --            22[2]             --               46
                                                                        10[3]
                                                                        14[3]
    Class A-11 convertible
        preferred stock                        3          --            (3)[6]            --               --
Common stock                                 462      20,129            (6)[3]            220[7]          713
                                                                                     (20,129)[7]
                                                                                          25[8]
Additional paid-in capital            62,382,139   2,456,897     1,870,500[1]        687,799[7]    74,329,531
                                                                 2,149,978[2]      6,588,518[7]
                                                                  (236,500)[2]
                                                                                  (2,456,897)[7]
                                                                 1,569,500[2]
                                                                                     307,475[8]
                                                                (1,569,500)[2]
                                                                    79,619[3]
                                                                   999,990[3]
                                                                        10[3]
                                                                 1,051,195[3]
                                                                (1,051,195)[3]
                                                                  (499,997)[6]
Deferred stock-based
   compensation                               --     (52,650)           --            52,650[7]            --
Unrealized gain on
   marketable securities                      --        (384)           --               384[7]            --
Accumulated deficit                  (58,331,982) (2,062,280)     (531,980)[3]     2,062,280[7]   (59,226,662)
                                     -----------  ----------                                       ----------
                                                                   (55,200)[5]      (307,500)[8]
                                                                                  ----------
                                                                   (27,600)[12]
                                                                    27,600[12]
                                                                  (371,017)[12]
                                                                   371,017[12]
                                                               -----------
Total stockholders' equity             4,050,646     361,712     3,776,445         6,914,825       15,103,628
                                      ----------  ----------   -----------        ----------      -----------
Total liabilities and
   stockholders' equity               $8,316,607  $2,708,531   $ 2,006,500        $6,188,611      $19,220,249
                                      ==========  ==========   ===========        ==========      ===========


   See notes to unaudited pro forma condensed combining financial information


                                   B-3 & B-4

                             Visual Data Corporation
         Unaudited Pro Forma Condensed Combining Statement of Operations
                     For the nine months ended June 30, 2004


                                                                                                                 pro forma
                                         VDAT               OSM              Financing        Acquisition        Combined
                                     ------------       ------------       ------------      ------------      ------------
Revenues                             $  5,603,963       $         --       $         --      $         --      $  5,603,963
Operating costs
   Cost of revenues                     2,070,704                 --                 --                --         2,070,704
   Compensation                         2,973,188            391,549                 --            85,250[13]     3,449,987
   Professional fees                      767,182            377,335                 --                --         1,144,517
   General and administrative           1,035,236             41,512                 --          (11,314)[14]     1,065,434
   Sales and marketing                      6,287                 88                 --                --             6,375
   Depreciation and amortization        1,066,882              1,458                 --                --         1,068,340
                                     ------------       ------------       ------------      ------------      ------------
Total operating costs                   7,919,479            811,942                 --            73,936         8,805,357
                                     ------------       ------------       ------------      ------------      ------------
Income (loss) from operations          (2,315,516)          (811,942)                --           (73,936)       (3,201,394)
Other income (expense)                   (312,217)           (83,154)          (261,000)[11]      (11,314)[14]     (684,381)
                                                        ------------       ------------      ------------      ------------
                                                                               (415,313)[11]
                                                                                 27,600[12]
                                                                                371,017[12]
                                                                           ------------
Net loss                             $ (2,627,733)      $   (895,096)      $   (277,696)     $    (85,250)     $ (3,885,775)
                                     ============       ============       ============      ============      ============

Net loss applicable to common
  Stock                              $ (2,627,733)      $   (895,096)      $ (1,041,866)[16] $    (85,250)     $ (4,649,945)
                                     ============       ============       ============      ============      ============

Net loss per common share
   - basic & diluted                 $      (0.62)      $      (0.05)      $         --      $      (0.03)     $      (0.58)

Net loss applicable to common
  stock per common share
- basic & diluted                    $      (0.62)      $      (0.05)      $         --      $      (0.03)     $      (0.70)

Weighted average shares
   outstanding - basic & diluted        4,230,258         19,006,223                 --         2,446,246[15]     6,676,504


   See notes to unaudited pro forma condensed combining financial information

                             Visual Data Corporation
         Unaudited Pro Forma Condensed Combining Statement of Operations
                 For the twelve months ended September 30, 2003


                                                                                                            pro forma
                                      VDAT               OSM           Financing        Acquisition         Combined
                                  ------------      ------------      ------------      ------------      ------------
Revenues                          $  6,815,119      $         --      $         --      $         --      $  6,815,119
Operating costs
   Cost of revenues                  2,635,940                --                --                --         2,635,940
   Compensation                      3,681,576           307,579                --       242,400[13]         4,231,555
   Professional fees                 1,038,294           127,076                --                --         1,165,370
   General and administrative        1,247,710            57,642                --      (26,722)[14]         1,278,630
   Sales and marketing                  17,691             9,429                --                --            27,120
   Depreciation and amortization     1,964,989                --                --                --         1,964,989
                                                    ------------      ------------      ------------      ------------
Total operating costs               10,586,200           501,726                --           215,678        11,303,604
                                  ------------      ------------      ------------      ------------      ------------
Income (loss) from operations       (3,771,081)         (501,726)               --          (215,678)       (4,488,485)
Other income (expense)                (536,498)         (480,666)         (348,000)[11]      (26,722)[14]   (1,749,981)
                                                    ------------      ------------      ------------      ------------
                                                                          (553,750)[11]
                                                                           195,655[12]
                                                                      ------------
Net loss                          $ (4,307,579)     $   (982,392)     $   (706,095)     $   (242,400)     $ (6,238,466)
                                  ============      ============      ============      ============      ============

Net loss applicable to common
  Stock                           $ (4,307,579)     $   (982,392)     $ (1,724,989)[16] $   (242,400)     $ (7,257,360)
                                  ============      ============      ============      ============      ============

Net loss per common share
   - basic & diluted              $      (1.84)     $      (0.05)     $         --      $      (0.10)     $      (1.31)

Net loss applicable to common
  stock per common share
   - basic & diluted              $      (1.84)     $      (0.05)     $         --      $      (0.10)     $      (1.52)
----------------------------------------------------------------------------------------------------------------------
Weighted average shares
   outstanding - basic & diluted     2,344,938        20,129,465                --      2,446,246[15]        4,779,367


   See notes to unaudited pro forma condensed combining financial information

VISUAL DATA CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

      The accompanying unaudited pro forma financial information is presented for illustrative purposes and is not necessarily indicative of the results of operations that would have been reported if the combination had been completed as presented in the accompanying unaudited pro forma condensed combining balance sheet and statements of operations. The results of operations of Onstream Media will be consolidated with the results of operations of the Company for all periods subsequent to the acquisition date. The unaudited pro forma condensed combined financial information presented is based on, and should be read in conjunction with, the historical financial statements and the related notes thereto for both the Company and Onstream Media.


      The unaudited pro forma net loss per share is based on the combined weighted average number of shares of common stock, which include the shares issued in connection with the acquisition of Onstream Media and the financing transactions. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of pro forma net loss per share. In accordance with Staff Accounting Bulletin Topic 6, the Company has included loss applicable to common stock and loss applicable to common stock per common share based upon the materiality of the dividends on the pro forma net loss.

      The allocation of the purchase price consideration to the assets acquired and liabilities assumed included in the pro forma condensed combined financial information was based upon preliminary estimates of the fair market value of the acquired assets and assumed liabilities. These estimates of fair market value may change based upon completion of the Company's final valuation of the assets and liabilities of Onstream Media.


      Visual Data was evaluating the development of a digital asset management platform to help manage its extensive digital asset media and the digital asset media of its customers. The executives of Visual Data met the executives of Onstream Media, who were in discussions with SAIC regarding the development of a digital asset management platform and the joint marketing of that platform. The Company determined that an initial investment of $200,000 for a 20% interest in Onstream Media, would enable The Company to have access to the digital asset management platform being developed without the significant initial capital expenditure while Visual Data monitors the progress of the development. Based upon the testing platform that Visual Data was able to analyze compared to the other platforms offered in the market place, Visual Data decided to make an additional investment of $750,000 in Onstream Media, which increased its ownership to 28.6%. As the platform continued to be modified and the interaction between Onstream Media and SAIC continued to increase, including joint marketing opportunities, Visual Data decided to acquire the remaining interest in Onstream Media. The board of directors of Visual Data and Onstream Media felt that the combined businesses had a better chance of complete success than they did as individual companies. In determining the purchase price, Visual Data reviewed projected revenues and cash flows for Onstream Media for a 5-year period. After the evaluation, Visual Data and Onstream Media agreed to a merger with Onstream media shareholders receiving .1481 shares of Visual Data common stock for every share of common stock owned in Onstream Media. Additionally, the board of directors of Visual Data hired Jesup & Lamont to provide an opinion on the proposed transaction and the relative valuation. See the Appendix G regarding the opinion of Jesup & Lamont.

      In June 2003, Onstream Media and SAIC entered into a Basic Ordering Agreement for Professional Solutions ("BOA"), pursuant to which SAIC would build the Onstream Media Solution, an outsourced solution for customers that allows for management and use of digital rich media and offers flexible applications, including collaboration and re-purposing. SAIC agreed to design the Onstream Media Solution, as hosted and managed by SAIC, to allow for the addition and customization of applications to fit the specific needs of customers. SAIC also agreed to provide certain hosting and back-office services to Onstream Media directly and in support of Onstream Media's support of its customers. SAIC agreed that its services under the BOA would be billed at a discount to its regular rates throughout the term of the BOA.

      The design and build-out of the Onstream Media Solution and the additional services would be provided by SAIC pursuant to specific task orders under the BOA. Onstream Media agreed to minimum expenditures of $1.9 million in the aggregate through December 31, 2006, the initial term of the BOA, and $1 million for each of the four one-year renewal periods thereafter. Onstream Media reserves the right to extend the BOA beyond December 31, 2006. Onstream Media may terminate the BOA prior to the expiration of the term for convenience upon 30 days notice. SAIC may terminate the BOA if Onstream Media does not satisfy the minimum expenditure thresholds or is otherwise in material breach of its obligations.

      Each of Onstream Media and SAIC retain all rights to their respective existing intellectual property. To the extent SAIC uses its software, or creates software for use, in the Onstream Media Solution, Onstream Media is granted a royalty-free, worldwide, perpetual, non-transferable license to operate the related software in its business, except that such license is transferable in connection with the merger or sale of assets of Onstream Media. Upon payment of an additional amount equal to 20% of the total development cost of the Onstream Media Solution (exclusive of amounts paid to third parties), Onstream Media will obtain an additional royalty-free, perpetual, world-wide license to such software to use as host for Onstream Media's customers as end-users on a service bureau or application service provider basis, to license to a third party hosting Onstream Media's customers as end users on a service-bureau or application service provider basis , and to license to an end-user under an enterprise license, together with the right to create extensions and enhancements to such software. The BOA contains an exclusivity provision with respect to such software, whereby SAIC agrees not to use such software to offer the Onstream Media Solution to any third parties.

      Contemporaneously with the BOA, Onstream and SAIC entered into a Stock Issuance Agreement, pursuant to which Onstream, at its option, may pay up to 20% of $1,250,000 of invoices for services subsequent to the execution of the Stock Issuance Agreement, with common stock of Onstream Media. Such common stock would be valued at the lesser of $0.50 per share and fair market value as of the date of issuance. Onstream Media granted to SAIC certain piggyback registration rights in connection with any such shares of common stock issued to SAIC. In the event of a forward merger of Onstream Media with another entity, or the sale of all or substantially all of the assets of the Onstream Media to another entity, SAIC has the right to terminate the Stock Issuance Agreement.

      Since the BOA does not contain a contractual agreement regarding joint sales and marketing, we have reviewed the accounting treatment of the acquisition in accordance with SFAS 141, paragraphs 39 and 43, and allocated the value to goodwill.

The following table sets forth the components of the purchase price (rounded):

     Onstream Media common stock outstanding                         20,129,465
     Onstream Media common stock owned by Visual Data                 5,300,000
                                                                     14,829,465
     Exchange ratio                                                       .1481
     Visual Data shares to be issued to Onstream Media (rounded)      2,196,246
     Visual Data common stock closing price at October 22, 2003           $3.00

                                                                    $ 6,589,000
     Options issued to employees                                        508,000
     Warrants issued                                                    180,000
     Estimated transaction costs                                        332,000
                                                                    -----------
     Total purchase price                                           $ 7,609,000
                                                                    -----------

The consideration issued to holders of Onstream Media's equity instruments was valued as follows:

      a) Onstream Media Common Stock - Under the terms of the Plan of Merger, each common share of Onstream Media (other than shares owned by Visual Data) shall be converted into the right to receive .1481 restricted common shares of Visual Data common stock .

      b) Options issued to Onstream Media employees - All outstanding options held by employees and advisors to purchase Onstream Media 's common stock have been exchanged for options to purchase 342,111 shares of the Company's common stock. The options have an exercise price of $3.376 per share. The Company valued such stock options using the Black-Scholes option pricing model at $508,000. The calculation was based on the following assumptions:

         Volatility                      61%
         Expected life                   4 years
         Risk free interest rate         6.25%
         Dividend Rate                   N/A

      c) Warrants - Warrants to purchase the Company's common stock issued in connection with the acquisition were also valued using the Black-Scholes option pricing model. The warrants have an exercise price of $3.376 per share. The Company valued such warrants at $180,000. The calculation was based on the same assumptions as discussed in b) above.

The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed based upon Onstream Media's June 30, 2004 balance sheet (rounded):


  Net Assets Acquired:
  Onstream Media's fixed assets at book value                        $2,672,000
  Onstream Media's other assets at book value                            36,000
                                                                     ----------
  Onstream Media's total assets at book value                         2,708,000
                                                                     ----------
  Onstream Media's due to related parties at book value                 892,000
  Onstream Media's note and loan payable at book value                1,193,000
  Onstream Media's capital lease obligations at book value              169,000
  Onstream Media's other liabilities at book value                       92,000
                                                                     ----------
  Onstream Media's total liabilities at book value                    2,346,000
                                                                     ----------

  Book value of net assets acquired                                     362,000
  Estimated adjustments to reflect assets acquired at fair value              0
  Estimated allocations to reflect liabilities assumed at fair value          0
  Adjustment for Visual Data's investment in Onstream Media            (556,000)
                                                                     ----------
  Estimated fair value of net assets acquired                          (194,000)
                                                                     ----------
  Allocation to goodwill                                              7,803,000
                                                                     ----------
  Estimated purchase price                                           $7,609,000
                                                                     ----------

      The table reflects the estimated fair values for the assets acquired and the liabilities assumed at the current book values. The assets consist primarily of licensed software and the development of the digital asset management platform by a third party. As such, we believe the prices paid by Onstream Media are consistent with the prices that would be paid in the market, and, therefore, represent the fair value of the assets. The liabilities consist primarily of notes payable to a third party and are recorded at the contracted value of the note, and, therefore represents the fair value.


      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The provisions of these statements apply to all business combinations initiated after June 30, 2001. Under the provisions of these pronouncements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Intangible assets with finite lives will be amortized over their useful lives.

      Based upon an evaluation of Onstream Media, the excess purchase price over net assets being acquired will be allocated to goodwill. In accordance with the provisions of SFAS No. 142, the Company will perform an annual impairment test of the intangible assets but has not yet determined what effect these tests will have on the results of operations or the financial position of the Company in future periods.

Explanation of pro forma adjustments:

      The accompanying pro forma condensed combining financial statements give effect to the acquisition and the related financing. The unaudited pro forma statements of operations for the year ended September 30, 2003 and the nine months ended June 30, 2004, give effect to the acquisition and the related financing as if these had occurred at the beginning of the fiscal year presented. The unaudited pro forma balance sheet as of June 30, 2004 gives effect to the acquisition and the related financing as if they had occurred at June 30, 2004.

      Balance Sheet Adjustments:

A.    Related to Financing


      1) Gross proceeds of $4,350,000 from the issuance of 8% convertible debentures, with a $1.00 per share conversion rate. The 8% convertible debentures have detachable warrants to purchase 1,522,500 shares of the Company's common stock (with an exercise price of $1.65 per share). The commission on this financing is 7% of the gross proceeds. The estimated additional costs for legal are approximately $40,000. The estimated fair value of the warrants and the beneficial conversion feature, in accordance with EITF 00-27, is approximately $1,870,500, which is allocated to additional paid in capital and discount on the 8% convertible debentures, with the discount being amortized to interest expense over the term of the convertible debentures, four years. As a result of the commissions and legal fees, the Company recorded a reduction in cash and discount on the 8% convertible debentures of $344,500 that will be amortized into interest over the term of the debentures. The additional investment rights are not reflected in the balance sheet adjustments.

      2) Gross proceeds of $2,150,000 from the issuance of 215,000 shares of Class A-10 convertible preferred stock ("Class A-10"), with a $1.00 per share conversion rate. As a result of the issuance of the 215,000 shares of Class A-10, the Company recorded an increase in preferred stock of $22 and an increase in additional paid in capital of $2,149,978. The Class A-10 has detachable warrants to purchase 1,075,000 shares of the Company's common stock (with an exercise price of $1.50 per share). The estimated fair value of the warrants and the beneficial conversion feature, in accordance with EITF 00-27, is $1,569,500, which is allocated to additional paid in capital and recorded as a dividend over the term of the Class A-10, four years. The commission on this financing is 7% of the gross proceeds. The commission plus fees results in a reduction of additional paid in capital and cash of $236,500.

      3) Settlement of a secured promissory note issued to a shareholder in the principal amount of $3,000,000 ($2,547,645 in long term notes payable, net of unamortized discount and accrued interest) through the issuance of 100,000 shares of Class A-10, with a $1.00 per share conversion rate, and a payment of $2,000,000 by the Company ($1,792,124) from cash and cash equivalents and $207,876 from restricted cash). This resulted in an increase in preferred stock of $10 and an increase in additional paid in capital of $999,990. The Class A-10 has detachable warrants to purchase 500,000 shares of the Company's common stock (with an exercise price of $1.50 per share). The secured promissory note has an unamortized discount of $531,980 at June 30, 2004 that was the result of fees paid on the transaction, including 140,000 shares of Class A-8 convertible preferred stock ("Class A-8") issued to the shareholder as part of the financing of the secured promissory note. This will be expensed to interest expense as part of this transaction, and, is reflected as a reduction in retained earnings for the pro formas. The write-off of the unamortized discount is reflected on the balance sheet and not in the statement of operations since it is a non-recurring item. The Company had accrued interest of $79,625 for this promissory note at June 30, 2004, which will be satisfied through the issuance of common stock, valued at fair market value on the date of issuance. This is reflected as an increase in common stock of $6 and additional paid in capital of $79,619 on the pro forma financial statements. In addition, the same shareholder currently holds 232,750 shares of Class A-8, with a stated value of $1,396,500. The shareholder's Class A-8 shares will be exchanged for 139,650 shares of Class A-10. There will be no additional warrants issued upon this exchange. As a result of the exchange of 232,750 shares of Class A-8 for 139,650 shares of Class A-10, the Company recorded a reduction of $24 in preferred stock (for the Class A-8) that was offset by an increase in preferred stock of $14 (for the Class A-10) and an increase in additional paid in capital of $10 (for the difference). Additionally, The Company determined the estimated fair value of the warrants and the beneficial conversion feature from the Class A-10, in accordance with EITF 00-27, is $1,051,195, which is allocated to additional paid in capital and recorded as a dividend over the term of the Class A-10. As a result of these exchanges, the shareholder released the restriction on the restricted cash.


      4) Settlement of notes payable to Virage, Inc. of $1,112,500, represents Onstream Media's obligation.


      5) Settlement of notes payable to J&C Resources, LLC of $300,000. As a result of the settlement, the balance of the unamortized discount will be written off, and is reflected as a reduction in retained earnings in the pro forma financial statements. The write-off of the unamortized discount is reflected on the balance sheet and not in the statement of operations since it is a non-recurring item. The balance of the unamortized discount is $55,200 as of June 30, 2004. One of the members of our board of directors is the President, Chairman and CEO of J&C Resources, LLC.

      6) Reflects the redemption of the Class A-11 preferred stock for it's stated value of $500,000 (preferred stock is reduced by $3 and additional paid in capital is reduced by $499,997).


      B. Related to Acquisition


      7) Reflects the issuance of 2,196,246 shares of the Company's common stock to purchase all of the outstanding common stock of Onstream Media; issuance of options to purchase 342,111 shares of the Company's common stock in exchange for options to purchase 2,310,000 shares of Onstream Media's common stock; issuance of warrants to purchase 121,443 shares of common stock in exchange for warrants to purchase 820,000 shares of Onstream Media 's common stock. Reflects adjustments to the balance sheet of Onstream Media to reflect the fair value of acquired assets and assumed liabilities, after giving account for the elimination of payable due from Onstream Media to the Company of $526,214 and the investment in Onstream Media of $556,081. In addition, reflects legal, accounting and opinion fees of $332,000. Refer to the table detailing the purchase price allocation above.

      8) Reflects the issuance of 250,000 shares of the Company's common stock to executives as severance upon the consummation of the acquisition. The estimated fair value of the common stock is $307,500 (common stock is increased by $25 and additional paid in capital is increased by $307,475). The cost associated with this issuance will be expensed as incurred, and is reflected as a reduction in retained earnings in the pro forma financial statements.


      9) Reflects the payment of $200,000 which represents a portion of the obligations to officers of Onstream Media upon completion of the acquisition. The balance will be satisfied by the Company as mutually agreed between the officers of Onstream Media and the CEO of the Company.


      10) Intentionally Omitted

      Statement of Operations Adjustments:


      A. Related to Financing


      11) Reflects interest expense on the 8% Convertible Debenture as if it was outstanding for the entire period. The interest expense reflected for the 8% Convertible Debenture is $348,000 and $261,000 and the interest expense resulting from the amortization of the discount associated with the 8% Convertible Debenture is $553,750 and $415,513 for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004, respectively. Included in the amortization of the discount is the amortization ^ from the estimated fair value of the warrants and the beneficial conversion feature as described in 1 above of $467,625 and $350,719 for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004, respectively.


      12) Reflects the reversal of interest expense recorded on the secured promissory note, as described in 3 above and the note payable to J&C Resources LLC note, as described in 5 above. The amount recorded in interest expense for the secured promissory note is $195,655 and $371,017 and the note to J&C Resources LLC is $0 and $27,600 for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004, respectively.

      B. Related to Acquisition

      13) Reflects the employment contracts as if they were entered into at the beginning of the respective periods. The result is additional compensation expense of $242,400 and $85,250 for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004, respectively.

      14) Reflects the reclassification to general and administrative costs for other income recorded by the Company for rent charged Onstream Media. The rent charge was $26,722 for the twelve months ended September 30, 2003 and $11,314 for the nine months ended June 30, 2004.

      15) Weighted average shares include 2,196,246 shares issued to Onstream Media and 250,000 shares issued to executives for severance as if the issuances occurred at the beginning of the respective periods. The calculation does not include options, warrants or other convertible instruments due to the impact being anti-dilutive.


      16) In accordance with Staff Accounting Bulletin Topic 6, the Company has included loss applicable to common stock and loss applicable to common stock per common share based upon the materiality of the dividends on the pro forma net loss. As a result, the net loss applicable to common stock includes dividends from the Class A-10, including the dividends resulting from the amortization of the beneficial conversion feature, of $1,018,894 and $764,170 for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004, respectively.

                                   EXHIBIT H

                                 Jesup & Lamont
                             SECURITIES CORPORATION

                                650 FIFTH AVENUE
                               NEW YORK, NY 10019

NASD                                                   TELEPHONE: (212) 307-2660
SIPC                                                   FAX:       (212) 757-7478

October 15, 2004

Board of Directors
Visual Data Corporation
1291 SW 29th Avenue
Pompano Beach, FL 33069

Members of the Board:

You have requested an update of our opinion issued to you on October 22, 2003 as to the fairness, from a financial point of view, of the consideration to be paid by Visual Data Corporation ("Visual Data") pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 22, 2003 (the "Agreement"), by and among Onstream Media Corporation ("Onstream"), Visual Data and OSM, Inc. ("Sub"), a direct wholly-owned subsidiary of Visual Data. As more fully described in the Agreement, (i) Onstream shall be merged with and into Sub, and Onstream shall be the surviving corporation; (ii) every share of Onstream's common stock, $.01 par value per share, issued and outstanding immediately prior to the effective time of the Transaction, exclusive of shares of Onstream's common stock owned by Visual Data, shall be converted into the right to receive the number of shares of restricted Visual Data common stock, $.0001 par value per share, equal to 0.1481 (the "Exchange Ratio"); and (iii) every Onstream option or warrant issued and outstanding immediately prior to the effective time of the Transaction shall be converted into the right to receive an option or warrant of Visual Data based upon the Exchange Ratio (the "Transaction").

In arriving at our opinion, we: (i) reviewed the Agreement; (ii) held discussions with certain senior officers and other representatives and advisors of the Company and Onstream concerning the business, operations and prospects of the Company and Onstream on a stand-alone basis and the combined company resulting from the transactions contemplated by the Agreement; (iii) examined certain publicly available business and financial information relating to the Company and Onstream as well as certain financial forecasts and other financial and operating data which were provided to or otherwise discussed with us by the respective managements of the Company and Onstream, including information relating to certain strategic implications and operational benefits anticipated to result from the Transaction; (iv) reviewed, to the extent publicly available, financial terms of certain precedent transactions involving companies operating in industries deemed similar to that in which the Company and Onstream operate;
(v) reviewed, to the extent publicly available, financial data of selected public companies deemed comparable to the Company and Onstream; and (vi) conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

Jesup & Lamont                                                            Page 2


In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and Onstream that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and Onstream as to the expected future financial performance of the Company and Onstream and the strategic implication and operational benefits anticipated to result from the Transaction. Jesup & Lamont further relied on the assurances of management of the Company and Onstream that they were unaware of any facts that would make the information or forecasts provided to Jesup & Lamont incomplete or misleading. Our opinion, as set forth herein, relates to the relative values of the Company and Onstream. We are not expressing any opinion as to what the value of the Company's common stock will trade subsequent to the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Onstream. In addition, we have not been asked to nor do we express an opinion as to the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

We have been engaged to render financial advisory services to the Company in connection with the Transaction and will receive a fee for our services, which is contingent on consummation of the Transaction, in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of customers and, accordingly, may at any time hold long or short positions in such securities. In addition, we and our affiliates may maintain relationships with the Company.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be nor does it constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transaction. Our opinion may not be published or otherwise referred to, nor shall any public reference to Jesup & Lamont be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,


JESUP & LAMONT SECURITIES CORPORATION